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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITY WIRELESS CORPORATION
(Name of small business issuer in its charter)

Delaware	9995	91-1940650
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

10900 NE 4th Street, Suite 2300, Bellevue, WA 98004 - 1 (800) 337-6642
(Address and telephone number of principal executive offices)

10900 NE 4th Street, Suite 2300, Bellevue, WA 98004
(Address of principal place of business or intended principal place of business)

Columbia Corporate Services, Inc.
701 Fifth Avenue, Suite 5701
Seattle, Washington 98104
(206) 587-5700
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:
November 1, 2000

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. /x/ Registration statement no. 333-47328

   If this Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock Underlying the Private Offering Warrants	3,850,000 shares of common stock	$3.25(2)	$12,512,500

Common Stock Underlying the Crescent Communications Warrants	100,000 shares of common stock	$2.06(2)	$206,000

Common Stock issued in Private Offering	3,850,000 shares of common stock	$1.22(3)	$4,697,000

Common Stock issued outside Private Offering	1,535,232 shares of common stock	$1.22(3)	$1,872,983

Common Stock Underlying the Mueller and Ideas Warrants	200,000 shares of common stock	$0.38(2)	$76,000(2)

Common Stock issued outside Private Offering	725,000 shares of common stock	$0.60(4)	$435,000

TOTAL			$19,799,483	$4,949.88

Amount Previously Paid				$*5,359.33

Difference payable				$*0.00

(1)
Calculated pursuant to Rule 457(c) and (g) under the Securities Act of 1933.
(2)
Based on the actual warrant exercise price per Rule 457(g).
(3)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based on the average of bid and ask sale prices of the Registrant's Common Stock on September 27, 2000, as quoted in The NASD OTC Bulletin Board.
(4)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based on the average of bid and ask sale prices of the Registrant's Common Stock on February 15, 2001, as quoted in The NASD OTC Bulletin Board.

SUMMARY OF AMENDMENTS TO PROSPECTUS

   The primary purpose of this Amendment No. 1 is to update the prospectus to reflect the redirection of the Company's business as a result of certain acquisition and disposition transactions (each of which was reported on Forms 8-K filed with the SEC), and to update other information included in the original prospectus filed October 4, 2000. The Company has also taken this opportunity to increase the number of shares being offered hereunder by 425,000.

PROSPECTUS

October 4, 2000
As Amended and Restated February 15, 2001

UNITY WIRELESS CORPORATION
(FORMERLY SONIC SYSTEMS CORPORATION)

10,260,232 Shares of Common Stock

    The Company has prepared this amended and restated prospectus to register up to 10,260,232 shares of common stock for sale by certain shareholders and by the Company to certain warrant holders. The original prospectus dated October 4, 2000 (the "Original Prospectus") registered 9,835,232 shares. The registered shares include 3,850,000 shares that were purchased by investors in a private offering during March and April 2000 (the "March/April Offering"). Up to an additional 2,260,232 shares may be sold under this registration statement by 20 shareholders, five of whom were investors in the March/April Offering. The remaining shares covered by this registration underlie warrants, 3,850,000 of which were issued to investors in the March/April Offering and 300,000 of which were issued to consultants of the company. As part of the March/April Offering, the Company agreed to prepare this registration statement. As of January 15, 2001 the Company had 25,743,153 shares of common stock outstanding.

    As of February 12, 2001, approximately 740,000 of the shares included in this registration statement have been sold since it became effective November 1, 2000.

    The Company's common stock is traded on the NASD OTC Bulletin Board under the symbol UTYW. The closing sale price for its common stock was $0.60 on February 13, 2001.

    FOR INFORMATION REGARDING CERTAIN RISKS RELATING TO THE COMPANY, SEE "RISK FACTORS" ON PAGES 2-7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this amended and restated prospectus is February 15, 2001.

Forward-looking Statements

    The Company may use words like "expects," "intends," "anticipates," "plans," "projects" or "estimates" in this prospectus. When used, these words identify "forward-looking" statements. Forward-looking statements are by their nature subject to many varied uncertainties and risks. Actual results could vary greatly. Potential investors should review the "Risk Factors" below for a discussion of some of these risks.

    The Company is making these statements only as of the date of this amended and restated prospectus. It has no obligation to update or revise these statements if circumstances or its expectations change.

SUMMARY INFORMATION

    Because this section is only a summary, it may not contain all of the information important to an investor. Investors should read this prospectus completely and carefully before deciding whether to invest.

Summary of the Offering

    This is an offering of up to 10,260,232 shares of common stock of the Company, including up to 6,110,232 shares held by certain of the Company's security holders (the "Selling Shareholders") and 4,150,000 shares issuable upon the exercise of certain outstanding warrants previously issued by the Company to certain of the Selling Shareholders and others. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders but the Company will receive up to $12,794,500 in proceeds upon exercise of the warrants.

Summary of Our Business

    Unity Wireless Corporation is a designer, developer and manufacturer of wireless technologies and products for a broad range of industrial and commercial applications. The Company's business has two primary product focuses: its UniLinx™ wireless communications modem card and its Ultratech high power linear radio frequency (RF) amplifiers.

    The UniLinx™ wireless communications card is a multi-purpose wireless data communications card that allows the sending and receiving of data to and from remote locations, offering secure end-to-end wireless communication between a host application and various remote devices. The technology allows legacy software systems to communicate over the Internet without alteration to the software itself. UniLinx™ incorporates CDPD and CDPD/AMPS modems to communicate over the cellular networks. The Company's UniLinx™ technology is currently being used in transportation applications in North America. The communications card can also be easily re-configured to address a number of other wireless data applications, including point of sale ("POS") and Supervisory Control and Data Acquisition ("SCADA").

    Ultratech high power linear RF amplifiers are used in current generation wireless voice, Internet and data base station and repeater networks and support Cellular, PCS (Personal Communications Services), Paging and WLL (Wireless Local Loop) frequencies.

RISK FACTORS

    Readers should carefully consider the risks described below before deciding whether to invest in shares of the Company's common stock.

    If the Company does not successfully address any of the risks described below, there could be a material adverse effect on the Company's business, financial condition or results of operations, and the trading price of the Company's common stock may decline and investors may lose all or part of their investment.

    The Company cannot assure any investor that it will successfully address these risks.

Risks Relating to the Common Stock of the Company

Possible Loss of Entire Investment; Need for Additional Capital

    Given the Company's continued need for additional capital, the Company's stock involves a high degree of risk, and should not be purchased by any person who cannot afford the loss of the entire investment. A purchase of the Company's stock is currently "unsuitable" for a person who cannot afford to lose his entire investment.

    The Company expects to incur moderate to negligible losses from operating activities during the next few years, while it develops additional technologies and products. The Company currently has sufficient funds to cover operations through 2001, but thereafter may need additional capital to finance operations and will need additional capital to finance expansion. There is no assurance that the Company will be able to obtain sufficient additional debt or equity financing or achieve or sustain profitability or positive cash flow from operating activities in the future or that it will generate sufficient cash flow to service any debt requirements.

No Public Market for Common Stock

    The Company's common stock is quoted on the OTC electronic bulletin board. Management's strategy is to develop a public market for the Company's common stock by soliciting brokers to become market makers of the stock. To date, however, the Company has solicited only a limited number of such securities brokers to become market makers. There can be no assurance that a stable market for the Company's common stock will ever develop or, if it should develop, be sustained. It should be assumed that the market for the Company's common stock will continue to be highly illiquid, sporadic and volatile. The Company's stock should not be purchased by anyone who cannot afford the loss of the entire investment.

    The Company is required to maintain status as a "reporting" issuer under the Securities Exchange Act of 1934 (the "Exchange Act"), in order to be traded by broker-dealers regulated by the National Association of Securities Dealers ("NASD"). If the Company fails to continue to be a reporting issuer, management may encounter difficulty in maintaining or expanding a trading market in the near term, if at all, and shareholders may not be able to sell their shares in the public market. While management currently intends to maintain status as a reporting issuer under the Exchange Act, there can be no assurance that the Company can or will maintain such status.

Penny Stock Regulation

    The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ National Market System, if current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, before consummation of a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, before consummation of a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements often have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. The Company's stock is currently subject to the penny stock rules, and accordingly, investors may find it difficult to sell their shares, if at all.

Possible Issuance of Additional Shares in the Future

    The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Company's Board of Directors may issue all such shares that are not yet issued, without stockholder approval. The Company's Board of Directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of the Company's common stock. If the Company does issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of the Company.

Absence of Dividends; Dividend Policy

    The Company has never paid dividends on its common stock and does not anticipate paying any dividends on its common stock in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of the Company's Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, and restrictions in loan agreements, if any, and such other factors as the Board of Directors may deem relevant.

Stock Options

    The Company has adopted a stock option plan. The total number of shares of common stock to be delivered on the exercise of all options granted under the plan may equal up to 20% of all outstanding shares of such common stock, including shares of common stock previously issued under the plan. The

Company has options for 4,523,208 shares of common stock issued and outstanding as of February 6, 2001 (out of 6,435,788 issuable under the plan as of that date) at the following exercise prices:

Number of Shares*	Exercise Price ($)
2,541,042	0.38
85,000	0.50
782,500	0.51
10,000	0.64
832,500	1.00
263,833	2.06
5,833	2.53
2,500	3.90

*
These numbers do not include options for 500,000 shares at an exercise price of $1.00 originally granted to Integrated Global Financial Corporation ("IGF"). IGF has sued the Company for a declaration that the grant of 500,000 options is of unlimited duration. The Company takes the position that the options have expired.

    The existence of below-market options could adversely affect the market price of the Company's common stock and impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing.

    Exercise of any such options will result in dilution of the proportional interests of shareholders of the Company at the time of exercise, and, to the extent that the exercise price is less than the book value of the common stock at that time, to the book value per share of the common stock.

Risks Related to the Business and Operations of the Company

Lack of Prior Operations and Experience

    The Company has limited revenues from operations and has no significant tangible assets. Accordingly, there can be no assurance that the Company will operate at a profitable level. The Company's business involves the development, manufacture and marketing of products, novel and otherwise, in the wireless communications industry. Future development and operating results will depend on many factors, including the completion of developed products, demand for the Company's products, level of product and price competition, success in setting up and expanding distribution channels, and whether the Company can develop and market new products and control costs. In addition, the Company's future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the technology industry, which is characterized by intense competition, rapid technological change, and significant regulation. There can be no assurance that the Company's future financial forecasts will be met.

Need for Experienced Management and Key Employees/Limited Experience of Senior Management

    The Company is a growing company dependent upon the services of certain management and technical personnel, particularly John Robertson and Roland Sartorius. The loss of the services of any one of these persons, or an inability to recruit and retain additional qualified personnel, could have a material adverse effect on the Company. The Company has no plans at present to obtain key person life insurance for its officers and directors.

Substantial Competition

    The wireless communications industry is characterized by rapidly evolving technology and intense competition. The Company may be at a disadvantage with other companies having larger technical staffs, established market shares and greater financial and operational resources than the Company. There can be no assurance that the Company will be able to successfully compete. There also can be no assurance that the Company's competitors will not succeed in developing products or competing technologies that are more effective or more effectively marketed than products marketed by the Company, or that render the Company's technology obsolete. Earlier entrants into a market often obtain and maintain significant market share relative to later entrants. The Company believes that an increasing number of products in the market and the desire of other companies to obtain market share will result in increased price competition. Price reductions by the Company in response to competitive pressure could have a material, adverse effect on the Company's business, financial condition, and results of operations.

Protection of Proprietary Technology

    The Company's success will depend in part on its ability to preserve and protect its trade secrets and any proprietary technology, and to operate without infringing upon the patents or proprietary rights of third parties in both the United States and other countries.

    The Company does not own any patents in connection with its UniLinx™ or Ultratech products or technologies. Furthermore, the Company does not intend to apply for patent protection of UniLinx™ or Ultratech products or technologies.

    The Company has filed applications for trade mark protection in the U.S. and Canada.

    The Company is not aware of any disputes with respect to any of its intellectual property, except as follows:

  a.
  a possible opposition to the application for registration of the trade mark "Unity Wireless" in Canada by a party applying for registration in Canada of the trade mark "Unity;" and

  b.
  an examiner's opposition to the application for registration of the trade mark "Unity Wireless" in the United States on the basis that the trade mark "Unity Wireless" is confusing with currently registered trade marks.

The Company is working to resolve these issues and believes it will be able to so do successfully.

    The Company is not involved in any litigation respecting its intellectual property. The use of trade marks, service marks, trade names, slogans, phrases and other expressions in the course of the business of the Company and its subsidiaries, however, may be the subject of dispute and possible litigation. The Company may have to defend itself from infringement claims by others. Such litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small enterprise such as the Company. There is no assurance that the Company will have sufficient resources to successfully protect its interests in any litigation that may be brought. There can be no assurance that the Company or its subsidiaries will be able to continue to use their current trade names and marks. Any changes could result in confusion to potential customers and negatively affect the Company's business.

Dependence on Suppliers and Third Parties

    The Company is a small enterprise and has yet to establish substantial internal management, personnel and other resources. The Company depends substantially upon third parties for several critical elements of its business including, among other things, promotion and marketing, technology and infrastructure development and distribution activities. The Company also depends substantially upon third party sales agents. A substantial portion of the Company's high power RF amplifier revenues to date have been derived through its South Korean sales agent. The loss of any of these resources could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company relies on outside suppliers for some components and the assembly of some portions of the Company's products. There can be no assurance that component parts, materials or services obtained from outside suppliers will continue to be available in adequate quantities or on adequate terms. The inability to obtain sufficient quantities of such materials, parts or services at reasonable cost could have a material adverse affect on the Company's business, financial condition and results of operations.

Need for Marketing and Sales

    The successful execution of the Company's business plan entails marketing, brand development and sales. There is no guarantee that the Company will be successful in managing such a strategy of marketing and sales to effect a reasonable penetration of its technologies into its target markets on a timely basis or at all.

Need for Future Strategic Partnerships

    The successful execution of the Company's business strategy is partially dependent upon enlisting a number of strategic partners, regionally, nationally and globally, in order to assist in a focused marketing effort and to provide financial strength. There is no assurance that the Company will be successful in developing such strategic partnerships on a timely basis or in developing enough strategic partnerships to successfully market the Company's technologies and products.

Acceptance of Company's Technology; Creation of New Markets

    There can be no assurance that the Company's technologies will be adopted, that its technologies will be incorporated into products, or that products based on its technologies will be marketed successfully. In addition, there can be no assurance that the Company's technologies will be adopted widely as industry standards, even if products based on its technologies have been introduced successfully to the marketplace.

    The markets for the Company's non-amplifier technologies and products have only recently begun to develop. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the markets for the Company's non-amplifier technologies and products are new and evolving, it is difficult to predict the future growth rate, if any, and size of these markets. There is no assurance either that the markets for the Company's non-amplifier technologies and products will emerge or become sustainable. If the amplifier or non-amplifier markets fail to develop, develop more slowly than expected or become saturated with competitors, or if the Company's technologies and products do not achieve or sustain market acceptance, the Company's business, results of operations and financial condition will be materially and adversely affected.

Uncertainty of New Product Development

    The Company has only recently released commercial versions of some of its technologies and products. Additional efforts and expenditures to enhance their capabilities are critical to commercial viability.

Product Warranty

    The Company's products are relatively new to their respective markets and lack extensive field operating experience. While the Company has tested its products for failure in certain circumstances,

there can be no assurance that the Company's products will continue to operate satisfactorily after sustained field use. If a substantial number of products are returned and accepted for warranty replacement, the cost to the Company could have a material adverse effect on the Company's business and financial condition.

Product Liability

    The emergency traffic preemption devices of the Company's Sonem division (sold in October 2000) are installed at traffic intersections. Also, the Company has sold some of its UniLinx™ devices for use with traffic control equipment located at intersections. If any of these products fail to perform properly, significant personal injury, property damage or death could arise from traffic accidents resulting from such failure. Although the Company maintains product liability insurance, there is no assurance that the amount of coverage will be sufficient in the event of a claim, or that coverage will continue to be available to the Company on reasonable terms and conditions or at all.

Failure to Maintain Technological Advantages/Risk of Obsolescence

    The Company is dependent upon what it perceives as the technological advantages of its products and its ability to maintain trade secret protection for its products. There can be no assurance that the Company will be able to obtain or maintain such advantages; failure to do so would have substantial adverse consequences to the business of the Company.

    Technological obsolescence of the Company's technologies and products remains a possibility. There is no assurance that the competitors of the Company will not succeed in developing related products using similar processes and marketing strategies before the Company, or that they will not develop technologies and products that are more effective than any which have been or are being developed by the Company. Accordingly, the Company's ability to compete will be dependent on timely enhancement and development of its technologies and products, as well as the development and enhancement of future products. There is no assurance that the Company will be able to keep pace with technological developments or that its products will not become obsolete.

Foreign Currency Exposure

    The Company's functional currency is the Canadian dollar. The Company is exposed to fluctuations in the US dollar relative to the Canadian dollar, because it collects revenues in U.S. dollars. As the Company expands its operations, it may begin to collect revenues from customers in currencies other than the US or Canadian dollar. The Company does not currently engage in any hedging activities.

USE OF PROCEEDS

    The Company will not receive any proceeds upon the sale of shares by the selling shareholders described in this prospectus. The Company will, however, receive proceeds if the warrant holders described in this prospectus exercise their warrants. The Company will use such proceeds to fund operations and corporate acquisitions.

 SELLING SECURITY HOLDERS

    This registration statement covers the offering of shares of common stock by certain selling security holders (the "Selling Shareholders") and the sale of common stock by the Company to certain warrant holders upon the exercise of their warrants. It is being filed in order to register, on behalf of the Selling Shareholders and the Company, a total of 10,260,232 shares of common stock as follows:

  (i)
  3,850,000 shares issued to investors in the March/April Offering (the "Private Offering Investors");

  (ii)
  2,260,232 shares issued to certain of the Private Offering Investors and other shareholders;

    (collectively, the "Secondary Shares")

  (iii)
  a total of 4,150,000 shares of common stock issuable by the Company upon the exercise of certain warrants previously issued by the Company as follows: 3,850,000 shares of common stock issuable to the Private Offering Investors upon exercise of warrants included in the units; 200,000 shares of common stock issuable to consultants Mueller & Company, Inc. and Ideas Inc. ("Mueller and Ideas") upon the exercise of warrants granted under a consulting agreement between the Company and Mueller and Ideas dated as of January 1, 2001; and 100,000 shares of common stock issuable to consultant Crescent Communications Inc. ("Crescent") upon the exercise of warrants granted under a consulting agreement between the Company and Crescent dated April 20, 2000 (collectively, the "Warrant Shares").

    The Secondary Shares are "restricted" shares under applicable federal and state securities laws and are being registered to give the Selling Shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

    The Secondary Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

    There will be no proceeds received by the Company from the sale of any Secondary Shares and the Company has agreed to bear the expenses of registration of the Secondary Shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

    The Company will sell the Warrant Shares to the holders of the above-described warrants if and when they choose to exercise them. If this (or any subsequent) registration statement is then in effect, once the warrant holders have exercised their warrants, they will be free to re-sell the stock they receive at such time or times as they may choose, just as any purchaser of stock in the open market is allowed to do. The Company does not know how much, if any, of such stock these investors will hold or re-sell upon exercise of their warrants.

    All warrants held by the Private Offering Investors are currently exercisable. Under the terms of these warrants, however, the Company may call the warrants once the average of the bid-ask prices or the closing prices, as the case may be, of the Company's common stock has equaled or exceeded $5.00 for ten consecutive days. Once this requirement has been met, the warrant holders have 20 days from the date of notice within which to exercise their warrants if this (or any subsequent) registration statement is in effect with respect to the warrant shares. Otherwise, they have 90 days from the date of notice within which to exercise their warrants. The exercise price of these warrants is $3.25 per share. The warrants have a term of 18 months commencing with the April 2000 closing of the March/April offering.

    The foregoing summary of the March/April offering warrant terms is qualified in its entirety by the full terms of the applicable warrant agreements, a sample form of which is incorporated by reference in this Prospectus as an exhibit to the registration statement. It is the Company's present intention to keep this registration statement in effect until such time as the trading price requirement has been met and all Private Offering Warrants have either been exercised or expired.

    The following is a list of the Private Offering Investors who own (or owned as of the effective date of the Original Prospectus) 3,850,000 of the Secondary Shares and warrants for an additional 3,850,000 shares as described above. Some of these shareholders have sold some or all of their shareholdings since the Original Prospectus became effective. None of these investors holds or has held any position, office or any other material relationship with the Company or predecessors or affiliates within the past three years. To the best of the Company's knowledge, except as noted below in footnote (1), none of these investors holds any other stock of the Company and if they were to sell all of the shares listed below, they would hold no equity interest in the Company.

Name	No. of Secondary Shares		No. of Warrant Shares	Per Share Exercise Price for Warrant Shares ($)
Bradley T. Aelicks	50,000	(1)	50,000	3.25
AGF Equity Fund	100,000		100,000	3.25
Bank Insinger De Beaufort NV	100,000		100,000	3.25
Bank Julius Baer & Co. Ltd.	75,000		75,000	3.25
Bel Cal Holdings Limited	75,000	(1)	75,000	3.25
Benitz & Partners Limited	75,000		75,000	3.25
Morten Borch, In Trust	1,440,000		1,440,000	3.25
Centrum Bank AG	50,000		50,000	3.25
Chelverton Fund Ltd.	50,000		50,000	3.25
Thomas J. Deutsch	50,000		50,000	3.25
Granne AS	80,000		80,000	3.25
Bruce Greene	100,000		100,000	3.25
Candace T. Greene	100,000		100,000	3.25
Hoissein Hakimzadeh	50,000		50,000	3.25
Haywood Securities ITF Dan Shepansky Sales Ltd.	50,000	(1)	50,000	3.25
Haywood Securities ITF Keith Peck	50,000		50,000	3.25
Haywood Securities ITF Robert Disbrow	50,000		50,000	3.25
Haywood Securities ITF Sheri Weichel	50,000		50,000	3.25
Haywood Securities ITF Thomas Relling	50,000	(1)	50,000	3.25
Haywood Securities ITF David Lyall	50,000	(1)	50,000	3.25
Haywood Securities ITF John Tognetti
	50,000		50,000	3.25

Intarsia AS	80,000		80,000	3.25
Keren MYCB Elias Foundation	50,000		50,000	3.25
Knightsbridge Co. SA	125,000		125,000	3.25
Afzal Mangalji	50,000		50,000	3.25
Hugh Notman	50,000	(1)	50,000	3.25
Ocean Dream Funding Ltd.	50,000		50,000	3.25
Chris Pruzinsky	50,000	(1)	50,000	3.25
Pamela & Philip Roeske	50,000		50,000	3.25
Jeffrey Rubin	50,000		50,000	3.25
Bob Schiesser	50,000		50,000	3.25
Karl-Heinz Spoddig	50,000	(1)	50,000	3.25
Singapore Trading & Investment Ltd.	100,000		100,000	3.25
Temple Securities Ltd.	150,000	(1)	150,000	3.25
Chris Theodoropoulos	50,000		50,000	3.25
Martin L. Truax	50,000		50,000	3.25
Hans Wick	50,000		50,000	3.25
Paul Uppal	50,000	(1)	50,000	3.25

(1)
The following Private Offering Investors also own (or owned as of October 4, 2000) the following additional shares they have acquired in the open market or elsewhere. Some shareholders have sold some or all of their shareholdings since the Original Prospectus became effective.

Name of Shareholder	No. of Additional Shares
Bradley T. Aelicks	20,000
Bel Cal Holdings Limited	181,000
Haywood Securities ITF Dan Shepansky Sales Ltd.	3,125
Haywood Securities ITF Thomas Relling	3,125
Haywood Securities ITF David Lyall	3,125
Hugh Notman	150,500
Chris Pruzinsky	150,000
Karl-Heinz Spoddig	50,000
Temple Securities	15,000
Paul Uppal	24,500
Pamela and Philip Roeske	50,000

Warrants Held by Consultants

    The following is a list of holders of warrants for a total of 300,000 warrant shares as described above and issued by the Company as compensation for consulting services. None of these persons holds or has held any position, office or any other material relationship with the Company or predecessors or affiliates within the past three years, except as provided for in their respective consulting agreements. To the best of the Company's knowledge, none of these persons holds any other stock of the Company and if they were to sell all of the shares listed below, they would hold no equity interest in the Company.

Name	No. of Warrant Shares	Per Share Exercise Price for Warrant Shares ($)
Mueller & Company, Inc. and Ideas, Inc.	200,000	0.38
Crescent Communications Inc.	100,000	2.06

    Of the 200,000 warrants held by Mueller and Ideas, 125,000 are vested and the balance vest ratably and quarterly over two years, with the first vesting to occur on March 31, 2001 and the final vesting to occur on December 31, 2002. Of the 100,000 warrants held by Crescent, 81,250 are immediately exercisable and the remaining 18,750 vest on April 15, 2001.

    The foregoing summary of the terms and conditions of the warrants held by consultants is qualified in its entirety by the full terms of the applicable consulting and warrant agreements, which are incorporated by reference in this Prospectus as exhibits to the registration statement.

Additional Selling Shareholders

    The following is a list of additional Selling Shareholders, their holdings on October 4, 2000, their current holdings of common stock, the number of shares being registered on their behalf in this offering and the number of shares that will still be held by such shareholders (assuming all shares covered by this offering are sold). None of these persons holds in excess of one percent of the outstanding stock of the Company, exclusive of stock that may be issued under the warrants.

Name	Shares Owned on October 4, 2000	Shares Owned on February 12, 2001	Shares To Be Sold		Remaining Shares Held
Advanced Systems Institute	45,000	45,000	45,000		0
Bill Calsbeck	1,032,857	540,256	500,256		40,000
Robert Carriere	60,000	60,000	60,000		0
Cobra Mercantile Inc.	210,000	210,000	210,000		0
Christen Haines	100,000	100,000	100,000		0
Mary T. Haines	25,000	25,000	25,000		0
Trent McKeen	20,000	20,000	20,000		0
IB Robertson Advisory Inc.	25,000	25,000	25,000		0
Doug Stewart	19,600	19,600	15,000		4,600
Temple Securities	165,000	152,000	15,000	(1)	137,000
Hugh Notman	174,250	200,500	44,250	(2)	156,250
Peter S. Scott Consulting Ltd.	0	26,250	26,250		0
John Robertson	0	302,315	203,315		0
Mirza Kassam	0	144,198	144,198		0
Chris Neumann	0	130,212	130,212		0
Robert Fetherstonhaugh	0	169,775	169,775		0
3OE Enterprises Ltd.	0	75,000	25,000		50,000

(1)
excludes 137,000 March/April Offering shares held by the investor, to avoid double counting

(2)
excludes 50,000 March/April Offering shares held by the investor, to avoid double counting

    None of these investors holds or has held any position, office or any other material relationship with the Company or predecessors or affiliates within the past three years except as follows:

  (a)
  Robert Carriere, Cobra Mercantile Inc., and Temple Securities Inc. assisted the Company in raising capital in the March/April Offering;

  (b)
  John Roberston is a director and executive officer of the Company;

  (c)
  Chris Neumann is an employee of the Company; and

  (d)
  3OE Enterprises Inc. is owned by Norm Dowds and is the entity through which Mr. Dowds provides consulting services to the Company.

PLAN OF DISTRIBUTION

    It is anticipated that the Secondary Shares will be sold by brokers and dealers on a best efforts basis. It is anticipated that commissions will be charged in line with the commissions charged by such brokers or dealers in other standard transactions for the purchase and sale of publicly traded securities. Such commissions will be paid by the Selling Shareholders just as with any ordinary sale of stock.

    The Secondary Shares may also be sold in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company will distribute the Warrant Shares if and when holders exercise their warrants. As described above, the Private Offering Investors may currently exercise the warrants held by them, but the Company may also call the warrants once the average of the bid-ask prices or the closing prices, as the case may be, of the Company's common stock has equaled or exceeded $5.00 for ten consecutive days. If a registration statement is in effect with respect to the underlying shares, the Private Offering Investors will lose their warrants if they do not exercise them within 20 days of the Company's call. If no such registration statement is in effect, the Private Offering Investors will lose their warrants if they do not exercise them within 90 days of the Company's call. Assuming this or a subsequent registration statement with respect to the stock is then in effect, the stock issued to the warrant holders upon exercise may be re-sold in any manner and at any time the holder chooses (subject to applicable securities laws). This registration statement does not cover any such re-distribution of such shares.

LEGAL PROCEEDINGS

    The Company is not currently a party to any material pending or threatened legal proceedings. An option holder has brought an action in the Vancouver Registry of the Supreme Court of British Columbia seeking a declaration that certain options held by it to purchase shares in the common stock of the Company have a term of unlimited duration. The claimant is also seeking damages against the Company. The Company believes that the claim is without merit.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

    The directors, executive officers, and significant employees of the Company and significant employees of its subsidiary, Unity Wireless Systems Corporation ("UW Systems"), are as follows:

Name	Position
Mark Godsy	Director and Chairman of Board of Directors of the Company Director and Chairman of Board of Directors of UW Systems
John Robertson	Director, President and Chief Executive Officer of the Company Director, President and Chief Executive Officer of UW Systems
Roland Sartorius	Director, Chief Financial Officer and Secretary of the Company Director, Chief Financial Officer and Secretary of UW Systems
Thomas Dodd	Director and Senior Vice President of the Company Director and Senior Vice President of UW Systems
Ken Maddison	Director of the Company
Robert Kubbernus	Director of the Company
Lewis Sabounghi	Director of the Company
John Anderson	Director of the Company
Norman Dowds	Executive for Strategic Planning & Business Development

    Mark Godsy—Age 46.  Mr. Godsy is a Director and the Chairman of the Board of Directors of the Company and UW Systems. He previously served as a Director and the Chairman of the Board of Directors of UW Systems from May 1993 to November, 1998, and as the Secretary of UW Systems from May, 1993 to July, 1995, and from May, 1997 to November, 1998. Mr. Godsy was also Chief Executive Officer of the Company from February 2000 until November 17, 2000. His term as a Director of the Company runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Godsy is an experienced entrepreneur working in the areas of corporate development and venture capital. He practiced law for approximately five years before entering business and co-founding two successful companies, ID Biomedical Corporation and Angiotech Pharmaceuticals Ltd., both leading Canadian biotechnology firms. Mr. Godsy's responsibilities included building executive management teams, coordinating corporate finance activities and strategic positioning. Mr. Godsy is a graduate of the University of British Columbia and received his law degree from McGill University. He is currently a member of the Law Society of British Columbia.

    John Robertson—Age 49.  Mr. Robertson is a Director of the Company and the Chief Executive Officer of the Company and of UW Systems. His term as Director of the Company runs until the next annual meeting of shareholders unless earlier terminated. Mr. Robertson has over 18 years experience in the telecommunications industry with both public and private companies. He has held senior executive positions with Glentel, Glenayre Communications and Uniden Canada. Mr. Robertson was instrumental in Glentel's increase in annual revenues from $9 million to over $40 million, in addition to leading the restructuring of related company Glenayre Communications. At Uniden Canada, his leadership resulted in over $32 million in annual revenues. Throughout his career, Mr. Robertson's experience in all levels of management, operations, finance, sales and marketing, have been continually proven. Recently, he founded Ultratech Linear Solutions in mid-1999 achieving over US$3 million in revenue before it was acquired in November 2000 by the Company.

    Roland Sartorius—Age 48.  Mr. Sartorius is a Director of the Company and the Chief Financial Officer and Secretary of the Company and of UW Systems. His term as Director of the Company runs until the next annual meeting of shareholders unless earlier terminated. Mr. Sartorius has over 12 years experience in the position of Chief Financial Officer in several public and private multinational entities. Most recently, he was based in Switzerland and held the same position with a private equity/venture capital firm managing several significant equity funds, exceeding Sfr 100 million, with investments in various European and North American technological/industrial companies. His focus has been in the areas of corporate finance, strategic planning, financial reporting and controls, international tax planning, compliance and investor/shareholder relations. From 1981 to 1988, Mr. Sartorius was employed with KPMG, initially as an auditor and subsequently as a Management Consultant in Corporate Finance. Mr. Sartorius, a Certified General Accountant, holds a Bachelor of Commerce & Business Administration degree from the University of British Columbia. He currently serves and has previously served on boards of directors for a variety of private companies.

    Thomas Dodd—Age 50.  Mr. Dodd is a Director of the Company and Senior Vice President of the Company and of UW Systems. His term as a Director of the Company runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Dodd is a senior marketer/manager with over 25 years experience as an end user, OEM, consultant, and manufacturer, in roles ranging from field technical support to executive management. He has held senior executive positions with Dynapro Systems Inc. and Campbell Technologies with primary responsibilities in sales and marketing. Currently, Mr. Dodd serves on the Board of Directors of FutureFund (VCC) Capital Corp.

    Ken Maddison—Age 60.  Mr. Maddison is a Director of the Company. His term runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Maddison, a Chartered Accountant since 1966 and elected a Fellow of the Institute of Chartered Accountants of BC in 1975, recently retired after a lengthy career as a senior partner with the accounting firm KPMG. In public practice over the past 32 years, Mr. Maddison provided auditing, accounting and business advisory services to a wide range of clients in the hospitality, real estate, construction, non-profit and insurance industries. Mr. Maddison currently serves on the boards of directors of International Wayside Gold Mines Ltd., Island Mountain Gold Mines Ltd., Northern Continental Resources Inc., Northern Hemisphere Development Inc. and Golden Cariboo Resources Ltd.

    Robert Kubbernus—Age 40.  Mr. Kubbernus is a Director of the Company. His term runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Kubbernus has over 16 years of financial experience working with high tech firms and currently serves as CEO and Chairman of the Board of JAWS Technologies Inc., a Calgary, Alberta-based provider of information risk management strategies and products. At JAWS Technologies, his primary responsibilities are to oversee the company's security product developers, provide executive direction and develop key contacts with government authorities, financiers, clients, insurance underwriters and the investment community. From October, 1992 until joining JAWS Technologies in 1997, Mr. Kubbernus held the position of President and Chief Executive Officer of Bankton Financial Corporation, a company which provided business and lending advisory services, where he led a team of corporate financial consultants who specialized in the placement of debt instruments with institutional and private lenders. Mr. Kubbernus serves on the boards of JAWS Technologies, Inc., Yournet, Inc. and eFinancial Depot.com.

    Lewis Sabounghi—Age 53.  Dr. Sabounghi is a Director of the Company. His term runs until the next annual meeting of the shareholders unless earlier terminated. Dr. Sabounghi has over 25 years' experience in transportation, including the surface transportation research and development project of the Transportation Development Center-Canadian Federal Department of Transport. He has developed ITS applications including "Weigh In Motion" and "Automatic Vehicle Identification." Dr. Sabounghi has presented numerous technical papers and consulted on ITS to governments worldwide. He holds a degree in Aerospace Engineering, an MBA from McGill University, and a Ph.D. in Intelligent Transportation Systems Engineering from the University of Manitoba.

    John Anderson—Age 36.  Mr. Anderson is a Director of the Company. His term runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Anderson has over ten years' experience in financial consulting, investor relations, and real estate management positions. Recently, he co-founded Cobratech Industries Ltd., an Asian-based incubator of North American technologies, as well as Cobra Capital Ltd., a Hong Kong-based venture capital company. Previously Mr. Anderson held the position of Director of Investor Relations of Bema Gold Corp. and its subsidiary, and was a Director of Hong Kong based Meyers Capital Inc. He has also held positions with Manulife Real Estate and W.H. Bosley & Co., managing commercial real estate portfolios in Seattle, Washington as well as Vancouver and Toronto, Canada. He is presently a Director of Soho Resources Inc. and Intertech Minerals Ltd. Mr. Anderson holds a B.A. from the University of Western Ontario.

    Norman Dowds—Age 58.  Mr. Dowds is a consultant in charge of strategic planning & business development. His contract has a term of two years commencing July 24, 2000. Among other things, Mr. Dowds is responsible for assisting with establishing the strategic direction of the Company's wireless technologies, technology transfers, licensing and acquisition initiatives. Mr. Dowds has over 25 years experience in telecommunications technology research and development. He has worked with companies such as Microtel, MPR Teltech (a division of BCTel; now Telus Communications), GTE's research and development unit, and Starvision. Many talented engineers who worked under Mr. Dowds' direction have gone on to strategic leadership positions with industry leaders like PMC Sierra, Spectrum Signal Processing and Newbridge Networks. While Vice President of Networks, Products and Services at MPR Teltech, Mr. Dowds led a team of 240 engineers, designers and technicians that designed telecommunications equipment for network vendors such as Northern Telecom and Newbridge Networks and service providers such as Telus and GTE. Mr. Dowds' team at MPR Teltech developed the ATMNet (Asynchronous Transfer Mode) system. This system became one of the core technologies of Newbridge Networks. Other achievements include the development of DSS (Digital Services System) which enables end-to-end management of special service circuits and WAVE (Wide Area Video Equipment), a broadband platform technology for the deployment of high quality switched video services.

    Directors of the Company are elected at the annual meeting of the shareholders and serve until their successors are elected and qualified, or their earlier resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors or until their earlier resignation or removal.

    There are no family relationships among directors or executive officers of the Company.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the common shares of the Company as of February 5, 2001 by (i) each person who is known by the Company to beneficially own more than 5% of the issued and outstanding common shares of the Company; (ii) the chief executive officer of the Company and the Company's two former chief executive officers during its last fiscal year, individually named in the executive compensation table below; (iii) the Company's directors; and (iv) all of the Company's executive officers and directors as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. As of February 5, 2001, there were 25,743,153 common shares of the Company issued and outstanding. Each common share entitles the holder thereof to one vote in respect of any matters that may properly come before the shareholders of the Company. To the best of the knowledge of the Company, there exist no arrangements that could cause a change in voting control of the Company.

Title of Class	Name and Address of Owner	Relationship to Company	Shares Beneficially Owned(1)	Percent Owned
Common Stock	Mark Godsy 7575 Carvarvon Street Vancouver, B.C. V6N 1K6	Director, 5% Shareholder and Past CEO (February 22, 2000 - November 17, 2000)	2,448,745	9.50
Common Stock	John Roberston #203-728 Farrow Street Coquitlam, B.C. V3J 3S6	Director and Current CEO (November 17, 2000 - present)	340,815	1.32
Common Stock	Roland Sartorius #203-7155 Granville Street Vancouver, B.C. V6P 4X6	Director and Executive Officer	139,167	0.54
Common Stock	Thomas Dodd 808 Seymour Blvd North Vancouver, B.C. V7J 2J6	Director and Executive Officer	137,500	0.53
Common Stock	Ken Maddison 2591 Lund Avenue Coquitlam, B.C. V3K 6J8	Director	18,750	0.07
Common Stock	Robert Kubbernus 400, 630-8th Ave. Calgary, Alberta T2P 1G6	Director	14,583	0.06
Common Stock	Lewis Sabounghi 1608 Proulx Drive Orleans, Ontario K4A 1T5	Director	193,750	0.75
Common Stock	John Andeson 3106 West 5th Ave. Vancouver, B.C. V6K 1L1	Director	58,500	0.23
Common Stock	H. William Brogdon 18 Williams Way Durham, NH 03824	Past CEO (February, 1999 to February 22, 2000)	550,000	2.14
Common Stock	All directors and executive officers as a group (10 individuals)(2)		4,093,477	15.49

(1)
Includes the following numbers of shares of common stock (total of 728,750) that may be acquired by the exercise of stock options or warrants that are now exercisable or will become exercisable within the next 60 days:

  • Mark Godsy—33,333 shares;
  • John Robertson—137,500 shares;
  • Roland Sartorius—139,167 shares;
  • Thomas Dodd—137,500 shares;
  • Ken Maddison—18,750 shares;
  • Robert Kubbernus—14,583;
  • Lewis Sabounghi—68,750 shares;
  • John Anderson—12,500;
  • Norm Dowds—166,667

(2)
Includes Norm Dowds

 DESCRIPTION OF SECURITIES

General Provisions of Common Stock

    All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

    Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

    The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. The Company has not paid any dividends on its common stock and does not anticipate paying any cash dividends on such stock in the foreseeable future.

    In the event of a merger or consolidation, the holders of common stock will be entitled to receive the same per share consideration.

General Provisions of Preferred Stock

    The Board of Directors is authorized by the Certificate of Incorporation of the Company to issue up to 5,000,000 shares of preferred stock on such terms as the Board may determine. No such stock has been issued to date. The preferred shares could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if preferred shares were issued in response to a potential takeover. In addition, issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the Company more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    The Company's bylaws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by the Delaware Business Corporation Act ("DBCA"), against all expenses and liabilities reasonably incurred in connection with services for or on behalf of the Company. The bylaws also authorize the board of directors to indemnify any other person who the Company has the power to indemnify under the DBCA, and indemnification for such a person may be greater or different from that provided in the bylaws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF THE BUSINESS

General

    The Company is a designer, developer and manufacturer of wireless technologies and products for a broad range of industrial and commercial applications. The Company's business has two primary product focuses: its UniLinx™ wireless communications card and its Ultratech high power linear radio frequency (RF) amplifiers.

    The UniLinx™ wireless communications card is a multi-purpose wireless data communications card that allows the sending and receiving of data to and from remote locations, offering secure end-to-end wireless communication between a host application and various remote devices. The technology allows legacy software systems to communicate over the Internet without alteration to the software itself. UniLinx™ incorporates CDPD and CDPD/AMPS modems to communicate over the cellular networks. The Company's UniLinx™ technology is currently being used in transportation applications in North America.

    Ultratech high performance linear RF amplifiers are used in current generation wireless voice, Internet and data base station and repeater networks and support Cellular, PCS (Personal Communications Services), Paging, and WLL (Wireless Local Loop) frequencies.

Recent Events

Sale of Sonem Business

    The Company was founded to commercialize a new acoustic technology for providing traffic signal preemption for fire engines, ambulances and police vehicles (the "Sonem technology"). Based on its knowledge of intersection controllers gained in the traffic signal preemption business, specifically the specialized computers that control the signal lights, the Company developed its "UniLinx™" technology. With further development of the UniLinx™ technology, management came to believe that the Company's Sonem business should be de-emphasized in lieu of a focus on UniLinx™ and other wireless technologies.

    In keeping with this change in focus, the Company's Sonem business was sold on October 6, 2000, to Traffic Systems LLC ("Traffic Systems"), an Arizona limited liability corporation owned 37% by UW Systems and 67% by one of the Sonem contractors of UW Systems. The sale took place pursuant to an Asset Purchase Agreement (the "Sonem Asset Purchase Agreement") among UW Systems, Traffic Systems and others, a copy of which is attached as an exhibit to the Company's Form 8-K filed with the SEC on October 23, 2000 (the "Sonem 8-K"). Under the Sonem Asset Purchase Agreement, UW Systems licensed substantially all of its Sonem patent rights to Traffic Systems (on an exclusive world-wide basis) and Traffic Systems covenanted to commercialize and sell the Sonem technology. In addition to its equity interest in Traffic Systems, UW Systems is entitled to receive $2,000,000 from the gross profits of Traffic Systems. UW Systems also agreed to assist Traffic Systems in the transition of the Sonem business, by providing limited technical, consulting and financial support.

    Although Traffic Systems agreed under the Sonem Asset Purchase Agreement to assume the warranty obligations of UW Systems for Sonem products already installed, UW Systems was required to advance the costs of such obligations, with repayment to come from the gross profits of Traffic Systems. The Company believes that the costs of such obligations in the future may be substantial, and has preliminarily agreed, pursuant to a term sheet dated January 31, 2001 (the "Term Sheet"), that these obligations will be assumed by Traffic Systems in consideration of UW System's transfer of its equity interest in Traffic Systems and the Company's residual interest in the Sonem patents. The Term Sheet is attached as an exhibit to the Company's Form 8-K filed with the SEC on February 16, 2001 (the "Second Sonem 8-K").

    The foregoing is only a summary of the terms of the Sonem transactions, and by its nature does not contain all of the terms thereof. Investors are directed to Exhibit 2.1 of the Sonem 8-K for the complete Sonem Asset Purchase Agreement, and to Exhibit 2.1 of the Second Sonem 8-K for the complete terms of the Term Sheet.

Acquisition of Ultratech

    Also as part of its strategy to focus on wireless technologies, the Company acquired Ultratech Linear Solutions, Inc., of Burnaby, British Columbia, Canada ("Ultratech"), in a share purchase transaction that completed on November 16, 2000. The Company reported the acquisition on Form 8-K filed with the SEC on December 4, 2000 (the "Ultratech 8-K"). Ultratech is a wireless communications technology designer, developer and marketer specializing in high power linear RF amplifiers. In consideration of the Ultratech shares, the Company paid to the shareholders of Ultratech Cdn.$72,000 ($48,000) on account of shareholder loans and issued 700,000 shares of the common stock of the Company. The Company had loaned Cdn.$300,000 ($200,000) to Ultratech before closing.

    The foregoing is a summary only of the terms of the Ultratech acquisition, and by its nature does not contain all the terms thereof. Investors are directed to Exhibit 2.1 of the Ultratech 8-K for the complete Share Purchase Agreement.

Disposition of Integration Services Business

    To complement internally developed Sonem technology, the Company had formed wholly-owned Unity Wireless Integration Corporation ("UW Integration") (and its wholly owned subsidiary Unity Wireless Integration (S) Pte Ltd.) to pursue alliances, licensing agreements and marketing partnerships in the ITS (intelligent transportation systems) and communications markets. In order to better focus on its new high power linear amplifier business, the Company sold UW Integration to Lyma Sales & Management Corp. ("Lyma"), a British Columbia, Canada company wholly owned by Siavash Vojdani, a former officer and director of the Company, on December 30, 2000. The sale took place pursuant to an Asset Purchase Agreement (the "Integration Asset Purchase Agreement") among UW Integration, the Company and Lyma and dated December 30, 2000, a copy of which is attached as an exhibit to the Company's Form 8-K filed with the SEC on January 16, 2001 (the "Integration 8-K").

    The foregoing is only a summary of the terms of the UW Integration transaction, and by its nature does not contain all of the terms thereof. Investors are directed to Exhibit 2.1 of the Integration 8-K for the complete Integration Asset Purchase Agreement.

Change of Auditor

    As of January 1, 2001, the Company engaged KPMG LLP to serve as its independent auditor. The Company had previously used the services of Ernst & Young LLP. The Company filed a Form 8-K with respect to its change in auditors on January 24, 2001.

Corporate History

    The Company was incorporated in the State of Delaware on October 1, 1998, under the name Sonic Systems Corporation. The Company is the successor to M&M International Realty, Inc., a Florida corporation, which effected a reincorporation as a Delaware corporation by merger on December 1, 1998, with the Company as the surviving corporation. Before the merger, the Florida corporation had had no material commercial activity. On December 11, 1998 the Company acquired all of the issued and outstanding stock of UW Systems in exchange for 11,089,368 shares of Company common shares. As a result, the former shareholders of UW Systems owned a majority of the Company's outstanding stock. Therefore, for accounting purposes, UW Systems was deemed to have acquired the Company.

    In connection with the acquisition of UW Systems, the Company formed 568608 B.C. Ltd. ("568608) to act as an acquisition vehicle. As of December 31, 2000, 568608, Ultratech and UW Systems were merged, with UW Systems remaining as the surviving corporation.

    In keeping with its decision to focus on wireless technologies, the Company changed its name to Unity Wireless Corporation by filing Articles of Amendment with the State of Delaware Secretary of State that became effective on July 20, 2000. The Company began using the new name as a "dba" in March, 2000.

    The Company's fiscal year end is December 31.

Principal Products

    The Company currently has two product lines that are being offered commercially: the Ultratech line of high power linear radio frequency (RF) amplifiers and a line of UniLinx™ wireless data communications devices.

High Power Linear RF Amplifiers

    High power linear RF amplifiers are the hearts of any wireless network. They allow the RF signal to be amplified and broadcast in a given area without distortion.

    Some of the key advantages of the Ultratech amplifier include utilizing leading edge and proprietary design techniques and the most up-to-date electronic RF power devices and components, resulting in the highest possible performance. To maintain and preserve a competitive edge in the specialized amplifier market, the Company continually researches and develops its leading edge technology.

    The following table identifies currently marketed Ultratech products:

Product:	Description:	Frequency Range:
Black Bear	4-FA CDMA Digital Amplifier	1840-1870 MHz
Eagle	WLL 7.5 WATT Digital Amplifier	2300-2400 MHz
Dolphin	2-FA CDMA Digital Amplifier	1840-1870 MHz
Coho	2-FA CW Analog Amplifier	1840-1870 MHz
Tyee	4-FA Analog Amplifier	1840-1870 MHz
Seal	4-FA CDMA/CW Dual Mode	1840-1990 MHz
Killer Whale	7-FA CDMA Digital Amplifier	850-890 MHz
Possum	2-FA CW Digital Amplifier	1840-1870 MHz
Porpoise	Paging Amplifier	325 MHz
Wolf	CDMA Cellular Amplifier	870-890 MHz
Fox	CDMA Cellular Amplifier	870-890 MHz
Coyote	CDMA Cellular Amplifier	870-890 MHz

    Industry analysts estimate that the wireless telecommunications networks and technologies market will grow to $135 billion by 2004, and that the total global market sales of high power RF amplifiers to support such growth will increase from $1.1 billion in 1999 to $3.5 billion by 2003.

Key Market Segments

    As consumer usage of wireless applications increases, the demand for more system capacity and greater system coverage also increases. Network service providers must compete with other networks in the same area offering the equivalent type of service. Network service providers source their network equipment from companies known as system integrators, which vary in number and quality, and source their system components from a variety of subcontractors and component suppliers. Typically they use representative agents to source and present to them suppliers of network sub-components such as amplifiers. The amplifier supplier that has experienced sales and agent representation, combined with the required technical and operational capability, will have the market advantage. The Company's emphasis will remain on increasing product efficiency and lowering costs, while improving reliability and delivery times.

    The wireless telecommunications industry consists of four primary sectors: (1) wireless system integrators or infrastructure providers; (2) handset and end user terminal devices; (3) accessory items, including towers, cable, connectors etc.; and (4) the amplifying equipment sector. The Company's Ultratech products compete in the amplifying equipment sector.

  Description of Industry Participants and Competition

    Two sizes and types of players characterize the RF amplifier business: (1) large-scale manufacturers with anywhere from $100,000,000 to $500,000,000 in annual sales, specializing in large volume production runs and mainstream type products; and (2) smaller companies with anywhere from $1,000,000 to $30,000,000 in annual sales, specializing in custom order markets. The large and dominant RF amplifier companies are Powerwave Technologies Inc. ("Powerwave"), Spectrian Inc. ("Spectrian"), and Microwave Power Devices Inc. ("MPD"). MPD was recently purchased by Ericsson. The dominant smaller companies are Amplidyne Inc. ("Amplidyne"), Stealth Microwave Inc. ("Stealth") and AML Communications ("AML").

    Powerwave, located in Irvine, California, is an independent supplier of RF high performance amplifiers that it designs and manufacturers for the multi-carrier ultra-linear high power RF amplifier market. These types of amplifiers are key components in wireless communications networks such as Cellular and PCS (Personal Communications Services). Powerwave is also the leading supplier of RF amplifiers for the Land Mobile Radio ("LMR") market. More than 50% of Powerwave's $500,000,000 + annual revenue comes from Nortel Networks.

    Spectrian, located in Sunnyvale, California, is also a leading supplier of ultra-linear high power RF amplifiers to wireless communications infrastructure manufacturers and service providers worldwide. Spectrian designs and manufactures power amplifiers for use in microcell and macrocell base stations for cellular, PCS and wireless local loop.

    MPD, located in Hauppauge, New York, designs, manufactures, and sells linear power amplifiers, and related subsystems to the worldwide wireless telecommunications market. These single and multi channel amplifiers, which are an essential component in wireless base stations, increase the power of the radio frequency and microwave signals with low distortion. In addition, MDP also designs amplifiers for the satellite communications market and medical applications. As Powerwave is linked to Nortel Networks, it is assumed that MPD will likely be the prime supplier of amplifiers to Ericsson's network products.

    Amplidyne, located in Somerset, New Jersey, designs, manufactures and sells ultra-linear power amplifiers and related subsystems to the worldwide wireless telecommunications market. These single and multi-carrier linear power amplifiers, which are key components in cellular and PCS base stations, utilize a patented pre-distortion technique.

    Stealth, located in Trenton, New Jersey, designs and manufactures single channel amplifiers for the cellular market and are trying to penetrate the PCS bands with newer technology.

    AML, located in Camarillo, California, designs and manufactures high power linear amplifiers for cellular, PCS and satellite markets. ADL also is involved in the design and manufacture of low noise amplifiers.

Key Industry Trends

    Several trends have affected the supply and demand for high power linear amplifiers in the global market. As recently as a few years ago, the global market was small and dominated by only two or three players. With the explosion in the growth of wireless technologies in the past five years, however, the small companies that supplied amplifiers to the market place grew very quickly into large companies with very large overheads to sustain.

    While the high growth rates these companies have enjoyed over the past five years have allowed them to flourish financially, they have also made it difficult for them to deal with the rapid pace of change in the second tier amplifier market. Challenges such as speedy delivery, rapid design time, reacting to a slump in a particular market place and the ability to survive on reduced margins, create opportunities for enterprises such as the Company.

  Industry Outlook

    The world economy is evolving away from the industrial age and towards the information technology era. Wireless communications infrastructure is the quickest, most cost-effective, and the most reliable method of providing both fixed and mobile voice, Internet and data network communications. The global market is being driven by several economic and other factors as it goes wireless:

  a.
  Consumers and businesses worldwide are driving up penetration rates and therefore increasing the demands for voice, Internet and data wireless communication networks.

  b.
  Affordable telecommunication infrastructure is becoming necessary in developing countries and the construction of wireless local loops is the quickest and most cost-effective solution.

  c.
  Telecommunication service providers are starting to incorporate and bundle wireless technology into their suite of offerings.

  d.
  Applications such as video demand higher bandwidth to support higher data rates.

  e.
  The move to one or a small number of global standards for 3G wireless will cause most current infrastructure to be upgraded or replaced.

The Company expects that factors such as these will continue to drive the global demand for wireless technologies for the foreseeable future. The Company also anticipates that increasing subscriber growth rates will drive sustained system infrastructure growth and investment, thus creating an increased demand for amplifiers.

    The large, conventional amplifier suppliers will continue to deliver approximately 80% of the market, but a great opportunity exists for smaller and better-focused amplifier businesses to supply the non-captive or specialized markets that it is expected will prevail for many years to come.

  Production of Product

    The Company subcontracts the manufacture of the necessary printed circuit boards and the machining of exterior metalwork. Boards containing RF components and devices are assembled in the Company's manufacturing facility. The final product is assembled, tuned and tested on site before delivery to the customer.

  Future Products

    The Company applies its established method of continuous technical improvement, combined with a flexible engineering and production formula, to ensure a superior and more economical product. The Company also emphasizes cost reduction and performance improvement. It endeavours to utilize ongoing advances with the latest techniques in high power device specification and characterization, Gaset, LDMOSS, semi-conductor and other related technologies. It also works closely with the key suppliers and customers, to ensure that the design and technology of the Company's products continues to evolve with customers' needs. The Company plans to participate in trade shows to obtain market information, exposure and feedback.

UniLinx™ Wireless Data Communications Platform

    Based on its knowledge of intersection controllers acquired through development of its Sonem business, specifically the specialized computers that control the traffic signal lights, the Company developed a wireless communications device which it markets under the name UniLinx™. The UniLinx™ platform is a robust, highly adaptable product that can be extended into many applications with minimal re-design. UniLinx™ enables wireless connectivity between remote "smart" devices and the networks that facilitate the transmission of the data they provide. The mode of data delivery is the public wireless network routed through the Internet, using common Internet Protocol (IP) standards. As each UniLinx™ device is linked to the Internet, it essentially becomes a gateway or portal to the Internet.

    UniLinx™ uses the Cellular Digital Packet Data ("CDPD") infrastructure. CDPD is a "data only" network that works within the current cellular service spectrum of selected wireless service providers. In essence, information (data) sent over the CDPD network is broken into small sections (or packets) and routed through the available, unused portion of an existing cellular voice network using technology similar to the sending of e-mail between computers.

    The Company's first UniLinx™ application was a UniLinx™ Wireless Intersection Communications Card ("UniLinx™ WICC") aimed at the traffic control market. The first sale of product to this market was to the Los Angeles Department of Transportation. The UniLinx™ WICC-based system allows traffic engineers to send and receive information to and from remote intersection controllers without the expense, delay and disruption associated with constructing a hard-wired connection. Traffic control applications are not limited to signal light controllers. Other traffic-related applications include ramp meters, traffic counters, roadside advisories, variable message signs and parking ticket dispensers.

    Due to the unusually slow sales cycle in this public sector market, the Company has begun exploring more commercially promising markets, such as point of sale, specifically parking lot ticket vending machines, and industrial/SCADA markets.

Product Research & Development

    The Company's UniLinx™-related research and development projects are focused on re-configuring UniLinx™ to address a number of non-intersection remote instrument wireless data applications. Decisions to move forward and commercially develop new UniLinx™ applications will be based on the available market size of any potential application, as well as the Company's ability to attract a strong marketing partner for each application.

Sales of Product

    The Company completed its first sale and installation of a UniLinx™ system in the second quarter of 2000. Sales of UniLinx™ products continued in modest numbers in the second and third quarters of 2000.

Sales & Marketing

    The Company plans to build strategic alliances and partnerships to create a network of distributors and original equipment manufacturers to extend the Company's position in the wireless communications market.

    The Company sells its high power linear RF amplifiers primarily through sales agent channels and on site visits with its customers. The Company has established a presence in South Korea (all Ultratech amplifier sales to date have been in South Korea). The Company intends to expand its marketing efforts to include Southeast Asia in general, North America and Europe. Initial sales have already been made in North America and appearances will be made at industry trade shows in order to get the Company name and brand in front of the wireless network infrastructure market.

    The Company markets UniLinx™ traffic applications through strategic alliances with two of North America's largest manufacturers of traffic controllers, Safetran Traffic Systems Corporation ("Safetran") of Colorado Springs, Colorado and Peek Traffic Systems Inc. ("Peek") of Tallahassee, Florida. Under its marketing agreement with Safetran, Safetran has the exclusive North American rights to distribute UniLinx™ for use in Model 170-type traffic controllers. Safetran is a leading manufacturer of Model 170-type traffic controllers. Under its distribution agreement with Peek, Peek has the exclusive North American rights to distribute UniLinx™ for NEMA-type traffic controllers. Peek is a leading manufacturer of NEMA-type traffic controllers. Copies of the agreements with Safetran and Peek were filed with the Company's Form 10-SB, as amended, filed December 14, 1999, as Exhibits 6.2 and 6.3 respectively.

    The Company hopes to use the Safetran and Peek models as future UniLinx™ products and applications become viable. Along with the distributors of the Company, strategic partners such as Safetran and Peek will be the front line sales team, with the Company providing all the backend support. With each new UniLinx™ product, the Company will attempt to partner with the leading company selling products in that particular market.

    The Company believes that its innovative UniLinx™ system will enjoy proprietary or first-to-market advantages in each market to which it is applied. Management expects that this position can lead to higher profit margins and the ability to attract leading strategic partners to extend the technology into complementary products.

    The Company provides the necessary training and market support to facilitate sales, while its partners handle the selling and service duties. The Company plans to continue to build strategic alliances and partnerships to create a network of distributors and original equipment manufacturers to extend the Company's position in the market.

    Making products that match customer needs and raising significant barriers to entry through technology and strong partnerships are among the key strategies of the Company. Other strategies are as follows:

  (a)
  Key Element—Providing the key element in a system (such as the UniLinx™ card in an intersection or a RF amplifier in a base station) allows the Company to leverage its place in the market. Management expects that additional applications will arise with the potential for new up-grades and follow-on sales for the Company and its distributors and partners.

  (b)
  Marketing Alliances & Partnerships—The Company intends to create marketing alliances with established suppliers of complementary products to effectively expand the marketing resources of the Company. This strategic model will be employed as future products and applications approach commercialization. With each new product, the Company will attempt to partner with the leading company selling related products in that particular market. Management believes that these relationships will result in faster introduction to market for new products.

  (c)
  Training & Product Support—The Company supplies the necessary brochures, manuals and training tools to its partners and distributors. The Company intends to take responsibility for training its distributors and partners to properly represent the Company's products.

  (d)
  Acquisitions & Licensing—The Company is actively looking for strategic acquisitions or licensing opportunities to increase the number of products tailored to the Company's wireless components and subsystems business. There are no material acquisitions or licensing opportunities currently pending.

  (e)
  Research & Development—The Company plans to continue an aggressive research and development regime to continue to introduce innovative products.

  (g)
  International Markets—The Company maintains an international marketing focus, with the current emphasis on projects in Southeast Asia.

Manufacturing & Suppliers

    The Company subcontracts its digital electronics manufacturing to qualified companies with a history of quality assurance. This minimizes the need for capital expenditures related to electronics manufacturing facilities, minimizes staff and uses specialists in each stage of manufacturing. All enclosure metalwork and painting is also subcontracted. Alternate contract manufacturers are available, should any of its existing contract manufacturers cease providing services to the Company. RF circuitry is assembled and tested in-house, as is all final assembly, integration, configuration, tuning and final testing.

    The principal raw materials used in the production of the Company's products are mostly standard electronic, plastic and hardware components. The Company has, from time to time, experienced difficulties in obtaining raw materials and reduces supply risk by using alternate suppliers.

Intellectual Property

Copyrights

    The Company has a copyright on its wireless protocol and has registered it with the Canadian Intellectual Property Office.

Trade Marks

    The Company registered the trade marks "We Hear the Future Now®," "Sonic Solution®," and "Sonic Systems Corporation®" with the Canadian Intellectual Property Office in 1997. The Company has also been using the unregistered trade mark "SONEM 2000™" since 1997, but did not register it at the time due to resource constraints. As a result of the sale of its Sonem division, the Company does not intend to formally register this trade mark. The Company is also using the unregistered trade marks "Unity Wireless™" and "UniLinx™". The Company intends to register these marks in the U.S., Canada and, possibly, other countries.

    The US and Canadian siren detector patents and trade marks related to the Sonem business of the Company, except for the trade mark Sonic Solution®, were licensed on an exclusive basis to Traffic Systems under the Sonem Asset Purchase Agreement. All rights to the trade mark Sonic Solution® were sold to Traffic Systems under the Sonem Asset Purchase Agreement.

Patents

    The Company does not have any patents with respect to its Ultratech or UniLinx™ technologies. The Company has an immaterial residuary interest in several patents associated with the Sonem technology, substantially all of which it has agreed to transfer to Traffic Systems under the Term Sheet.

Service & Product Warranty

    The Company offered a standard warranty on its Sonem products covering parts and labor for a fixed period, either one year, two years or five years, depending on the product and application. The Company's warranty obligations for its Sonem products were assumed by Traffic Systems under the Sonem Asset Purchase Agreement.

    The Company offers a standard warranty of one year on parts and labor from date of shipment on its UniLinx™ products and Ultratech amplifiers. In some cases, a warranty period of two years may be negotiated. For instance, the sale of Ultratech amplifiers into Korea to date typically have a two year warranty.

    The Company will repair units under warranty at its cost and return freight prepaid back to the customer. A repaired unit will be warranted for the remainder of the original warranty period or for one year from the repair date, whichever is longer.

    The Company's warranties specifically exclude all liabilities for "special, incidental, direct, indirect, or consequential damages or expenses whatsoever" arising from the functioning or use, or inability to use, the warranted products. The warranties are void if the product has been improperly installed, subjected to abuse or negligence, or tampered with. State laws may limit the Company's ability to limit its liability or exclude certain types of damages.

Government Regulation

UniLinx™

    The Company may be required to obtain regulatory approvals in the U.S. and other countries before the sale or shipment of products. In jurisdictions, such requirements may be more stringent than in the U.S. Many developing nations are just beginning to establish safety, environmental and other regulatory requirements, which may vary greatly from U.S. requirements.

    In general, regulatory certifications of interest fall into three categories: Safety, Usability and Spectrum Control.

    Safety regulation standards include U/L (Underwriter Laboratories) and CSA (Canadian Standards Association) in North America, and CE (European standard specification) in Europe. These sets of regulations specify strict safety requirements for products. The Company's UniLinx™ products are currently designed to U/L and CSA specifications.

    Usability regulations include, in North America, both NEMA (National Electrical Manufacturers Association) and CalTrans regulations. NEMA is a functional specification, including operating environment (temperature range, humidity, shock and vibration, etc.) for equipment in NEMA-style traffic controller markets; CalTrans is a hardware compatibility specification for equipment operating in CalTrans-style traffic controller cabinets. Other usability requirements may need to be met in jurisdictions outside North America. The Company has tested its products to, and met, both NEMA and CalTrans equipment specifications.

    Spectrum control is regulated by the Federal Communications Commission (FCC) in the U.S. and by the Department of Communications (DOC) in Canada. These agencies allocate and regulate the use of bandwidth in the electromagnetic spectrum, covering all wireless communications equipment, as well as any electrical or electronic equipment, which may radiate electromagnetic energy, which could interfere with other equipment. Other spectrum control requirements may need to be met in jurisdictions outside the U.S. and Canada. Manufacturers are responsible for ensuring their products comply with these regulations.

    UniLinx™ has been tested and shown to meet or exceed FCC requirements under Part 15, as a Class A "Industrial Equipment" device.

Ultratech Amplifiers

    Ultratech RF power amplifiers are sold as components which form part of larger systems, which are tested for FCC compliance at the system level, by the manufacturer or integrator of the system equipment. The Company does not test its amplifier products for compliance at the component level.

Management & Employees

    The Company's senior management team has proven experience in exploiting opportunities available to companies exploiting technologies in emerging markets and the Company's technical team is proficient in wireless technologies. Employees and management have a commitment to help create and, in turn, share in the success potential of the Company. Currently each holds stock and/or options with future vesting dates to encourage continued commitment and focus for several years. As of February 15, 2001, the Company had 20 full-time employees and 15 contract or part-time employees. The employees are not represented by a collective bargaining agreement and the Company considers its relationship with its employees to be good.

Reports to Security Holders

    The Company is a reporting company under the Exchange Act. It files an annual report (10-KSB) and quarterly statements (10-QSB) with the SEC. It must also file other reports, such as Form 8-K, as applicable. In addition, the Company files a proxy statement for its annual shareholders meeting (and, if applicable, any special meetings).

    The public may read and copy any materials filed by the Company with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company is an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov. The Internet address of the Company is http://www.unitywireless.com.

 MANAGEMENT'S DISCUSSION AND ANALYSIS

    The following discussion of the Company's financial condition and results of operations should be read in conjunction with the financial statements and notes appearing elsewhere in this registration statement.

    The Company is in the business of designing, developing and manufacturing high power linear RF amplifiers and specialized communications products that use traditional wireless channels. The Company's Sonem acoustic-based traffic signal preemption system accounted for all revenues earned in the fiscal years ended December 31, 1998 and 1999, and the quarter ending March 31, 2000. During the quarters ending June 30, 2000 and September 30, 2000, revenues were also derived from wireless product (UniLinx™) sales and from contract services.

    The Company has incurred net losses since it became active in July 1995. Losses resulted from low initial sales of the Company's traffic signal preemption system combined with startup manufacturing activity and engineering and research and development costs relating to product improvement and new technologies. In 1998 and early 1999, the Company prepared for growth that was anticipated from increased sales volume through newly developed distribution channels. During this period expenses increased due to additional management and marketing expenses, and costs associated with the setup of an office in Seattle. In the first quarter of 1999 the Company also took advantage of volume pricing to build inventory in anticipation of these increased sales.

    In the first and second quarters of 1999, the Company did not achieve its desired sales volumes. In response, the Company deferred manufacturing of additional product, reduced expenses through elimination of telemarketing activities and restructuring of senior management positions, and moved the Seattle office to more economical space. The Company also focused engineering and development activities on wireless communication products for traffic control, in response to indications of strong demand in that segment of the transportation industry. In addition, the Company increased its marketing efforts in Asia, resulting in a contract in the first quarter of 2000 with the Transportation Management Systems division of Orbital Sciences ("Orbital"). Under the Orbital contract, UW Integration, through its wholly owned subsidiary, Unity Wireless Integration (S) Pte Ltd. ("UW Singapore"), provided systems integration support, warranty and maintenance services for the Automatic Vehicle Management System ("AVMS") to be delivered by Orbital and Sanyo Trading Company to Singapore Bus Services Ltd.

    Under the Orbital contract, Orbital agreed to award UW Integration with work having potential revenue totaling over $16 million. The AVMS project was to take three years to deploy and UW Singapore was to earn approximately $3 million by providing custom software development and project management support of Orbital's portion of the system. The balance of $13 million would be earned under an optional 10-year maintenance and service contract to be implemented once the AVMS system is fully deployed.

    The Orbital contract was assigned to Lyma pursuant to the Integration Asset Purchase Agreement effective December 30, 2000 and therefore the Company has no further interest in any revenue resulting from the contract.

    On November 16, 2000 the Company acquired Ultratech, a designer, developer and manufacturer of linear power amplifiers for the wireless network infrastructure industry. The revenues from sales of Ultratech amplifiers from the company's inception on April 22, 1999 to December 31, 2000 were approximately $3,200,000. Management expects that the Ultratech acquisition will have a significant positive impact on Company revenues.

    With the successful completion of additional financing in March and April 2000 (see "Liquidity and Capital Resources"), the Company has prepared and continues to prepare for increased sales and product development activity by making additions and adjustments to staff and consulting resources.

Management expects that these activities, combined with the Ultratech acquisition and strategic acquisitions of businesses or technologies in the wireless communication field, will enable the Company to deliver its business plan.

Results of Operations

(All amounts are in US dollars unless otherwise stated)

Quarters Ended September 30, 2000 and 1999

    Sales in the third quarter of 2000 increased by 229% to $256,906 from $78,001 in the third quarter of 1999. This increase was due primarily to revenue of $157,829 from the AVMS contract with Orbital. Revenue of $76,211 from sales of wireless products, principally UniLinx™, offset a decrease in revenue from sales of acoustic products such as Sonem.

    Cost of goods sold in the third quarter of 2000 increased by 60% to $222,726 from $139,193 in the third quarter of 1999, and gross profit increased in the third quarter of 2000 to $34,180 from $(61,192) in the third quarter of 1999. The improvement in gross profit is attributable to contract services provided under the AVMS contract with Orbital, which commenced on April 1, 2000.

    Research and development expenses in the third quarter of 2000 increased by 20% to $153,286 from $128,222 in the third quarter of 1999. Staff and consulting costs increased as the Company continued the development of the UniLinx™ wireless communications product, expanding its potential use to applications outside of the transportation industry. Work also continued on improvements to the project to improve the functionality and to reduce the costs of its Sonem traffic signal priority system.

    Marketing expenses in the third quarter of 2000 decreased by 12% to $104,828 from $119,087 in the third quarter of 1999, primarily due to reduced management costs. Other marketing expenses increased due to increased consulting and product demonstration costs relating to the UniLinx™ product.

    General and administrative expenses in the third quarter of 2000 increased 522% to $1,116,370 from $179,415 in the third quarter of 1999. The largest component of this increase is the $659,111 non-cash expense booked as the result of option and warrant issuances to consultants. Also, in 1999, general and administrative costs in the third quarter were $134,991 lower than the second quarter of that year due to reduced travel and salary expenses. In the third quarter of 2000, consulting expenses, apart from the expense booked from the option and warrant issuances, increased by $76,419 from the third quarter of 1999 as the Company hired a merger and acquisition specialist, provided additional shareholder communication resources, and incurred staff placement fees. Legal costs increased by $34,867 due to the costs of public reporting. Accommodation costs were higher due to the addition of the Singapore office.

    Other income of $49,152 in the third quarter of 2000 was comprised primarily of interest income.

Quarters Ended June 30, 2000 and 1999

    Sales in the second quarter of 2000 increased by 168% to $164,116 from $61,173 in the second quarter of 1999. This increase was due primarily to initial revenue of $92,578 from the Singapore service contract. Initial revenue of $27,379 from wireless sales offset a decrease in revenue from Sonem sales.

    Cost of goods sold in the second quarter of 2000 increased by 637% to $423,549 from $57,436 in the second quarter of 1999. The major contributor to this increase was a write-down of Sonem inventory by $245,564. Cost of goods sold for UniLinx™ and Singapore contract services also contributed to the increase.

    Research and development expenses in the second quarter of 2000 increased by 47% to $212,153 from $144,550 in the second quarter of 1999. The major factor contributing to the increase was a continuation of a project to improve the functionality of the Company's traffic signal preemption system, in order to extend the application of the system to traffic controllers with more diverse requirements. In the second quarter of 2000, staff and consulting costs increased as the Company continued to invest in the development of the UniLinx™ wireless communications product.

    Marketing expenses in the second quarter of 2000 increased by 33% to $175,956 from $132,097 in the second quarter of 1999. In 2000, the Company increased advertising and travel costs to demonstrate its UniLinx™ product to potential customers and at trade shows. The Company also hired additional consultants to explore business development opportunities for wireless products.

    General and administrative expenses increased 32% to $414,577 from $314,407 in the second quarter of 1999. Legal costs were higher due to the costs of becoming a reporting issuer, including the costs of the filing of forms 10-QSB and 10-KSB and the filing of a proxy statement in preparation for the Company's annual shareholder's meeting. Consulting costs also increased as the company hired a merger and acquisition specialist, and provided additional shareholder communication resources, including an updated web site. Rent and telephone costs were lower, as the second quarter of 1999 included costs of the Seattle office, now relocated, and telemarketing costs, which were discontinued in June of 1999.

Quarters Ended March 31, 2000 and 1999

    Sales in the first quarter of 2000 increased by 205% to $54,678 from $17,948 in the first quarter of 1999. This increase was due to a higher level of sales of the Company's Sonem 2000 traffic signal priority system in the first quarter of 2000, resulting from increased orders through the Company's distribution network.

    Cost of goods sold in the first quarter of 2000 increased by 14% to $74,232 from $65,183 in the first quarter of 1999. Increased transfers from inventory to cost of goods sold to support the higher sales volume were offset by reductions in other production costs, primarily staff costs, in the first quarter of 2000 compared to the first quarter of 1999.

    Research and development expenses in the first quarter of 2000 increased by 77% to $190,804 from $108,101 in the first quarter of 1999. In the first quarter of 2000, staff and consulting costs increased as the Company continued to invest in the development of the UniLinx™ wireless communications product, a project that was commenced after the first quarter of 1999. Also, in the first quarter of 2000, the Company started a project to improve the functionality of its traffic signal priority system in order to extend the application of the system to traffic controllers with more diverse requirements, and to reduce unit cost.

    Marketing expenses increased by 81% to 203,657 from $112,529 in the first quarter of 1999. The primary source of the increase was the award of $1.00 options to marketing staff during the first quarter to consummate previous commitments. The award resulted in a compensation expense of $84,800 being recorded, which was calculated using the intrinsic value method. In 2000, the Company hired a project manager for its UniLinx™ wireless communications product and conducted market studies into broader product applications. Increased travel costs were incurred as the Company negotiated a technical support contract in Singapore.

    General and administrative expenses in the first quarter of 2000 were little changed, decreasing 5% to $246,725 from $259,152 in the first quarter of 1999. A decrease in employment expenses due to lower staff compared to the first quarter of 1999 was offset by higher legal costs due to activities leading to the registration of the Company under the Exchange Act on Form 10-SB, and the filing of its initial annual report on Form 10-KSB.

Years Ended December 31, 1999 and 1998

    Sales in fiscal 1999 decreased by 35%, or $106,451, to $201,317 from $307,768 in 1998. This decrease was due in part to a higher level of sales of the Company's Sonem traffic signal preemption system in the fourth quarter of 1998, caused by an increased marketing effort in that quarter. In the third and fourth quarters of 1999, the Company did not increase marketing effort, primarily due to cash constraints, resulting in lower sales performance for the fiscal year 1999 over that of fiscal 1998.

    Cost of goods sold in fiscal 1999 decreased by 23%, or $121,254, to $404,406 from $525,660 in 1998. During the first quarter of 1999 the Company increased production in anticipation of higher sales of its Sonem 2000 traffic signal priority system. However, as it became evident that these sales would not materialize at the expected levels, production was severely reduced and then stopped altogether. Inventory increased as the result of both the first quarter production activity and the ordering of parts that were expected to be needed in the second quarter. Production department direct labor and overhead expenses were capitalized to finished goods inventory, which led to the decrease in production expenses charged against income.

    Research and development expenses in fiscal 1999 increased by 103%, or $254,451, to $502,643 from $248,192 in 1998. In the second, third, and fourth quarters of 1999 the Company responded to a growing market interest in wireless communication products in the traffic industry by accelerating development of its UniLinx™ traffic controller communication product. In addition, a Canadian refundable investment tax credit, which had financed $93,048 of $341,240 in gross research and development expenditures in 1998, was no longer refundable to the Company in 1999 in view of the Company's change in status following the December 11, 1998 acquisition. Also, Government grants decreased by $9,663 to $34,079 in 1999, compared to $43,742 in 1998. At the end of fiscal 1999, $28,487 of the total of $122,501 approved in the governing contribution agreement was still available to be claimed.

    Marketing expenses in fiscal 1999 increased by 18%, or $69,711, to $456,385 from $386,674 in 1998. As part of an initiative to achieve higher sales of its traffic signal priority product, the Company hired two additional sales managers in October 1998 and April 1999. In addition, the Company hired a business development executive in April of 1998 to pursue opportunities for new and existing products in the ITS industry and in international markets. Marketing and business development effort was curtailed in the fourth quarter of 1999 as the Company directed limited cash resources toward research and development of wireless products for the transportation industry, which had shown indications of strong demand in the second half of 1999.

    General and administrative expenses in fiscal 1999 increased by 10%, or $88,411, to $982,998 from $894,587 in 1998. During this period, the Company incurred higher accounting, legal, contract services, and travel costs related primarily to the pursuit of new financing and its status as a U.S. reporting company.

    Accounting and legal costs rose by $136,481, travel by $64,761, and contract services by $34,114. Employment expenses decreased by $211,896 due primarily to the higher level of management incentive awards in 1998. In addition, the Company opened an office in Seattle in April 1999, which was subsequently relocated to more economical space in August, 1999.

Liquidity and Capital Resources

    Until the Ultratech acquisition, the Company had been dependent on investment capital as its primary source of liquidity. Sales of the Company's Sonem 2000 traffic signal priority products and UniLinx™ products provided insufficient cash flow to sustain operations. The Company had an accumulated deficit at September 30, 2000 of $8,500,486.

    The Company's cash and cash equivalent position increased by $3,596,509 to $3,629,479 on September 30, 2000 from $32,970 on December 31, 1999. The Company was successful in raising $5,775,000 in gross proceeds under an equity financing received in March and April 2000. The Company currently has funds or short term investments totaling approximately $2,000,000. The Company's current monthly sales are approximately equal to its monthly expenses and therefore there is no basis at this time for concluding that the Company will exhaust the balance of its cash reserves during 2001. Management expects that the Company will need additional capital, however, to expand operations. There is no assurance that sufficient additional financing will be available to the Company, or that, if available, the financing will be on terms acceptable to the Company. There is also no assurance that new business developments or other unforeseen events will not occur that will result in the need to raise additional funds during or following fiscal year 2001. If the Company cannot raise needed capital, it will have a material adverse effect on the Company.

    Net cash used in operating activities was comprised basically of a loss of $3,086,843 during the first nine months of 2000. Of this loss, $726,242 ($630,842 in the quarter ending September 30, 2000) was incurred for stock based compensation, primarily through options and warrants awarded to consultants, which did not require an expenditure of cash. $123,245 in operational funding was also obtained through receipt of a Canadian income tax credit for scientific research and experimental development performed at UW Systems in 1998. With the Company's status as a U.S. public entity, however, this tax credit is no longer refundable for similar work performed in 1999 and beyond. The loss for the first nine months of 2000 also includes an inventory write down of $245,564 to allow for obsolete components of its Sonem inventory, and $36,852 to allow for obsolete Sonem demonstration units.

    Accounts payable and accrued liabilities decreased by $169,199 primarily due to a repayment of $254,167 to trade accounts payable outstanding as at December 31, 1999. Deferred revenue increased by $301,080 from a prepayment by Orbital on the AVMS contract, after subtracting revenue earned since the prepayment was made.

    After providing for the inventory write down for Sonem components of $245,564 in the second quarter and $36,852 in the third quarter of 2000, inventories decreased by $29,224. The Sonem inventory was transferred to Traffic Systems in connection with the sale of the Sonem business to Traffic Systems on October 6, 2000.

    The Company's investing activities in the period ending September 30, 2000 were primarily comprised of the purchase of a term deposit of $300,000, and capital purchases of new computers and software related mainly to the installation of an upgraded Enterprise Resource Planning system in the third quarter of 2000. Furniture was purchased in connection with UW Systems' move to 11,425 square feet of leased space at 7438 Fraser Park Drive in Burnaby, British Columbia, Canada.

    As a result of its financing activities in 1998 and 1999, UW Systems has a loan payable with the Royal Bank of Canada, consisting of a demand reducing loan under the Canadian Western Economic Diversification IT&T Program, of $135,368 (Cdn$ 204,000) at an interest rate of Royal Bank prime plus 3%. The Company is making principal repayments at the rate of $3,559 (Cdn$ 5,239) per month. The loan balance at September 30, 2000 was $93,567. Also, during the first and second quarters of 2000, the Company borrowed and repaid $483,500 in interim financing.

Inflation

    The Company does not believe that inflation has had a significant impact on its consolidated results of operations or financial condition. However, the Company has experienced some significant price increases for certain components that are used in the wireless industry.

Year 2000 Readiness

    To date, the Company has experienced no material impacts from conversion to the year 2000, directly or indirectly. At this time, the Company does not anticipate any material impacts in the future related to the "Year 2000 issue."

DESCRIPTION OF PROPERTY

    The Company currently leases 11,425 square feet of office, research and development, and production space on a triple net basis at 7438 Fraser Park Drive, Burnaby, British Columbia, Canada. The lease has a five-year term expiring on August 31, 2005, with an option to renew for an additional three-year term. Minimum basic rental rates are as follows:

  (a)
  years 1 and 2—Cdn$10.00 per square foot per annum;

  (b)
  year 3—Cdn$10.25 per square foot per annum; and

  (c)
  years 4 and 5—Cdn$10.50 per square foot per annum.

    For its head office, the Company shares space with a compatible business located at 10900 NE 4th Street, Suite 2300, Bellevue, WA.

    The Company does not currently maintain any investments in real estate, real estate mortgages or persons primarily engaged in real estate activities, nor does it expect to do so in the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's common stock is traded on the over-the-counter or "Bulletin Board" market under the symbol "UTYW." Between February 6, 1999 and August 17, 2000, the common stock traded under the symbol "ZSON." Before February 6, 1999, the common stock traded under the symbol "MMIM." The following comprises the high and low bid prices for the Company's common stock as of the end of each period indicated since March 31, 1999 (the stock was not "publicly traded" before December 31, 1998), unless otherwise indicated:

Period	High Bid	Low Bid
January 1—March 31 1999	3.3125	0.0000
April 1—June 30 1999	3.0000	0.8750
July 1—September 30 1999	1.0625	0.4375
October 1—December 31 1999	1.1875	0.3750
January 1—February 9 2000	1.27	0.89
February 10—April 27 2000*	6.25 (No Bid/Ask—High Trade)	0.9000 (No Bid/Ask—Low Trade)
April 28—June 30 2000	4.50	1.0625
July 1—September 30 2000	1.90	1.16
October 1—December 31 2000	1.53	0.37

Source: Nasdaq Trading & Marketing Services

*
The common shares of the corporation were traded on the National Quotation Bureau "Pink Sheets" from February 10, 2000 until April 27, 2000 and therefore high and low bid information is not available during this period.

    Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark down or commission, and may not represent actual transactions.

    As of February 5, 2001 there were approximately 140 holders of record of the Company's common stock. The Company has never declared a cash dividend on its common stock.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation earned by the Chief Executive Officers of the Company during the period February 1999 - December 2000. No officer of the Company or its subsidiaries earned greater than $100,000 in total salary and bonus during 2000, the most recently completed fiscal year of the Company.

Summary Compensation Table

				Long Term Compensation
	Annual Compensation($)
				Restricted Stock Awards ($)
						Securities Underlying Options (#)
Name and Position	Year		Salary
John Roberston	2000	(1)	10,300	0		275,000	(2)
Mark Godsy	2000	(3)	0	171,428		200,000	(4)
William Brogdon	1999		38,756	0		0
William Brogdon	1998		64,167	61,480	(5)	200,000

NOTES:

(1)
Mr. Robertson, the current Chief Executive Officer of the Company, served as Chief Executive Officer during the period November 17 - December 31, 2000.

(2)
Mr. Roberston received 200,000 options in December 2000 as partial compensation for serving as Chief Executive Officer of the Company. He also received 75,000 options in December 2000 as compensation for serving as a director of the Company.

(3)
Mr. Godsy served as Chief Executive Officer of the Company during the period February 22 - November 17, 2000. At the end of this period, Mr. Godsy was paid accrued wages in restricted stock (171,428 shares) equivalent to $72,000 on the date of issue.

(4)
Mr. Godsy received 200,000 options in December 2000 as compensation for serving as the Chairman of the Board of the Company.

(5)
At the end of 1998 Mr. Brogdon held a total of 750,000 restricted common shares. The stock of the Company had not traded publicly prior to December 31, 1998 and the December 11, 1998 valuation of $0.1537 per share is used, for an aggregate value of $115,275 for these holdings (including restricted stock awarded in 1998). Dividends have not been declared on any restricted stock nor are any dividends planned for restricted stock.

Option/SAR Grants Table

Option/SAR Grants in Last Fiscal Year
Individual Grants
(a)	(b)	(c)	(d)	(e)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year*	Exercise or Base Price ($/Sh)	Expiration Date
CEO
John Robertson	275,000	8.3	0.38	December 26, 2005
Mark Godsy**	200,000	6.1	0.38	December 26, 2005

*
The denominator (of 3,300,000) was arrived at by calculating the total number of new options awarded during the year, and adjusting this number downward for those awards during the year that were later reduced due to repricing.

**
Mark Godsy received 500,000 options at $2.06 (one-half fully vested and one-half time-based) on February 22, 2000. He also received 50,000 time-based options in December 1999. Mr. Godsy renounced all these options in return for 200,000 time-based options with an exercise price of $0.38 granted on December 27, 2000 (first vesting date March 31, 2001).

Compensation of Directors

    The directors of the Company do not receive salaries for serving as directors of the Company. They do, however, receive stock options for serving as directors and members of the committees of the Board of Directors. Pursuant to the Recommended Stock Option Grant Policy for the Company adopted by the board on December 22, 2000, a copy of which is attached as an exhibit to this registration statement, the Chairman of the board receives an initial grant of 200,000 options and other directors receive an initial grant of 75,000 options. Audit, compensation and options committee members receive initial grants of 5,000, 5,000 and 2,500 options respectively. Directors are entitled to reimbursement of expenses incurred in attending meetings.

    As part of the share exchange on December 11, 1998 with the former UW Systems shareholders (accounted for as a reverse acquisition), 2,500,000 shares were issued by the Company to be distributed in the discretion of the UW Systems Board of Directors. Management, directors, and the founder received 1,283,908 shares, and accordingly the Company recorded a compensation expense. The balance of shares totaling 1,216,092 was distributed to all shareholders that had subscribed for shares for other than a nominal amount, on the basis of one share for every four held. The Company treated this distribution as a stock dividend in the 1998 financial statements.

Employment contracts and termination of employment and change-in-control arrangements

    There are no employment agreements between the Company or any of its subsidiaries with William Brogdon or Mark Godsy. The Company does have an employment agreement with John Robertson, dated November 16, 2000. Pursuant to this agreement, Mr. Robertson is entitled to a salary of Cdn.$9,000 per month, reviewable annually, with such increases as the Company deems appropriate, employee benefits as are ordinarily made available to other employees of the Company and the reimbursement of reasonable job-related expenses. Mr. Roberston is also entitled to options to purchase up to 200,000 shares of the common stock of the Company.

 FINANCIAL STATEMENTS

Annual Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999 and 1998

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
 Sonic Systems Corporation

    We have audited the accompanying consolidated balance sheets of Sonic Systems Corporation (and subsidiaries) as of December 31, 1999 and 1998 and the related consolidated statements of loss and comprehensive loss, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sonic Systems Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Ernst & Young, LLP
                      Chartered Accountants

Vancouver, Canada,
March 3, 2000,
(except for Note 17, as to which
  the date is March 24, 2000).

Sonic Systems Corporation
Incorporated under the laws of Delaware

CONSOLIDATED BALANCE SHEETS

at December 31

(expressed in U.S. dollars)

	1999	1998
	$	$
ASSETS [note 9]
Current
Cash	32,970	256,524
Accounts receivable, less allowance of $nil in 1999 and 1998 [note 7]	26,191	180,789
Government grant receivable	25,794	70,765
Investment tax credit receivable	123,245	209,972
Inventory [note 4]	529,528	200,851
Prepaid expenses	11,003	14,385
Related party advances [note 7]	10,024	—

Total current assets	758,755	933,286

Property and equipment (net) [note 5]	49,664	57,332
Patents (net) [note 6]	493,407	500,080

	1,301,826	1,490,698

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank overdraft	18,220	—
Accounts payable and accrued liabilities [note 8]	455,677	276,999
Loans payable [note 9]	277,664	226,877
Product warranty	19,670	23,706

Total current liabilities	771,231	527,582

Loans payable [note 9]	—	40,762
Product warranty	49,616	8,904

Total liabilities	820,847	577,248

Commitments [notes 12]
Stockholders' equity
Common stock, $0.001 par value 100,000,000 authorized, 20,588,725 [1998-19,589,368] issued and outstanding	20,589	19,589
Additional paid in capital	5,909,624	4,274,104
Other accumulated comprehensive income (loss)	(35,592)	8,298
Accumulated deficit	(5,413,642)	(3,388,541)

Total stockholders' equity	480,979	913,450

	1,301,826	1,490,698

On behalf of the Board:
Director	Director

See accompanying notes

Sonic Systems Corporation

CONSOLIDATED STATEMENTS OF LOSS
AND COMPREHENSIVE LOSS

(expressed in U.S. dollars)

	Years ended December 31
	1999	1998
	$	$
Net sales	201,317	307,768
Cost of goods sold	(404,406)	(525,660)

	(203,089)	(217,892)

Expenses
Research and development [note 10]	(502,643)	(248,192)
Government grant [note 13]	34,079	43,742
Marketing	(456,385)	(386,674)
Interest expense	(20,571)	(23,702)
General and administrative	(982,998)	(894,587)

	(1,928,518)	(1,509,413)

Operating loss for the year	(2,131,607)	(1,727,305)
Other income	10,113	6,885
Exchange gain	96,393	4,115

Net loss for the year [note 14]	(2,025,101)	(1,716,305)

Comprehensive loss
Net loss for the year	(2,025,101)	(1,716,305)
Currency translation adjustment	(43,890)	(18,926)

Comprehensive loss	(2,068,991)	(1,735,231)

Basic and diluted loss per common share [note 11[d]]	(0.14)	(0.23)

See accompanying notes

_]']Sonic Systems Corporation

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(expressed in U.S. dollars)

	Common stock	Common stock issued and outstanding	Additional paid-in capital	Other accumulated comprehensive (loss) income	Accumulated deficit	Total stockholders' equity
	#	$	$	$	$	$
Deemed outstanding as of December 31, 1997	6,637,901	6,638	2,197,691	27,224	(1,672,236)	559,317
Deemed issued for cash pursuant to private placement, net of share issue costs of $50,844	1,293,467	1,293	662,213	—	—	663,506
Deemed issued pursuant to options exercised [note 11[f]]	225,000	225	81,319	—	—	81,544
Deemed issued for services rendered [note 11[c]]	33,000	33	22,980	—	—	23,013
Deemed issued for the acquisition of Tekedge [note 3]	400,000	400	271,968	—	—	272,368
Deemed stock dividend [note 11[a]]	1,216,092	1,216	(1,216)	—	—	—
Deemed shares issued to employees for past service [note 11[a]]	1,283,908	1,284	136,116	—	—	137,400
Shares deemed issued on acquisition of Sonic Delaware [note 1]	1,000,000	1,000	—	—	—	1,000
Issued pursuant to private placement, net of share issue costs [note 1]	7,500,000	7,500	903,033	—	—	910,533
Net loss for the year	—	—	—	—	(1,716,305)	(1,716,305)
Foreign currency translation	—	—	—	(18,926)	—	(18,926)

Balance December 31, 1998	19,589,368	19,589	4,274,104	8,298	(3,388,541)	913,450
Issued for services rendered [note 11[c]]	6,500	7	12,993	—	—	13,000
Issued for cash pursuant to private placement, net of share issue costs of $151,480	992,857	993	1,622,527	—	—	1,623,520
Net loss for the year	—	—	—	—	(2,025,101)	(2,025,101)
Currency translation adjustment	—	—	—	(43,890)	—	(43,890)

Balance December 31, 1999	20,588,725	20,589	5,909,624	(35,592)	(5,413,642)	480,979

See accompanying notes

Sonic Systems Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in U.S. dollars)

	Years ended December 31
	1999	1998
	$	$
OPERATING ACTIVITIES
Net loss for the year	(2,025,101)	(1,716,305)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of patents	56,693	27,199
Depreciation of property and equipment	13,428	11,304
Shares issued for services	13,000	23,013
Asset disposed for services	3,319	—
Stock based compensation	2,000	217,400
Changes in non-cash working capital relating to operations
Accounts receivable and government grant receivables	199,569	(226,089)
Investment tax credit receivable	86,727	(38,665)
Inventory	(328,677)	(122,539)
Prepaid expenses	3,382	2,492
Accounts payable and accrued liabilities	178,678	69,864
Product warranty	36,676	32,610

Net cash used in operating activities	(1,760,306)	(1,719,716)

INVESTING ACTIVITIES
Acquisition of property and equipment	(11,079)	(23,661)
Increase in patents	(50,020)	(35,878)
Related party advances	(10,024)	—
Cash acquired on acquisition of subsidiary	—	975,000

Net cash (used in) provided by investing activities	(71,123)	915,461

FINANCING ACTIVITIES
Bank overdraft	18,220	—
Repayment of loan payable	(1,371,159)	(4,663)
Proceeds from loan payable	1,381,184	198,496
Proceeds on issued and to be issued common shares	1,775,000	779,381
Share issue costs	(151,480)	(114,331)

Net cash provided by financing activities	1,651,765	858,883

Effect of foreign exchange rate changes on cash and cash equivalents	(43,890)	10,881

Net change in cash during year	(223,554)	65,509
Cash at beginning of year	256,524	191,015

Cash at end of year	32,970	256,524

    Interest paid during the year ended December 31, 1999 amounted to $14,332 ($Cdn. 21,295) [1998—$14,382 ($Cdn. 22,052)].

See accompanying notes

Sonic Systems Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999 and 1998

1.  NATURE OF BUSINESS AND LIQUIDITY

    Sonic Systems Corporation ("Sonic Delaware") or (the "Corporation") develops, markets and sells products incorporating sound spectrum and wireless technologies in Canada and the United States. The Corporation is in the process of transforming itself from an acoustic-based signal preemption company to include products that use the Internet to provide wireless data solutions for specialized applications. Sonic Delaware has reserved the name "Unity Wireless Corporation" and commenced doing business under that name on March 1, 2000. The Corporation will seek shareholder approval to change the name of the Corporation to Unity Wireless Corporation at the next shareholders' meeting.

    The Corporation's ability to realize the carrying value of its assets is dependent on achieving profitable operations, and continuing development of new technologies, the outcome of which cannot be predicted at this time. Accordingly, the Corporation will require for the foreseeable future ongoing capital infusions in order to continue its operations, fund its research and development activities, and ensure orderly realization of its assets at their carrying values. As described in note 17, subsequent to year end, the Corporation has raised additional equity financing through private placements.

Acquisition of Sonic B.C.

    Sonic Delaware was incorporated in Delaware on October 1, 1998. On December 11, 1998, Sonic Delaware acquired all of the issued and outstanding share capital of Sonic Systems Corporation (British Columbia) ("Sonic B.C.") for consideration of 11,089,368 common shares. In anticipation of this transaction, the Corporation issued 7,500,000 common shares pursuant to a private placement for gross proceeds of $974,000 less accounts payable of $63,467. Prior to these transactions, Sonic Delaware was an inactive company with cash assets of $1,000. As a result of this acquisition, the original shareholders of Sonic B.C., as a group, owned more than 50% of the issued and outstanding voting shares of Sonic Delaware. This transaction represents a recapitalization of Sonic B.C.

    Consequently, this business combination has been accounted for as a reverse acquisition whereby Sonic B.C. is deemed to have acquired Sonic Delaware. These consolidated financial statements are a continuation of the financial statements of the accounting acquirer, Sonic B.C. and reflect the accounts of Sonic B.C. at their historic net book value and the accounts of Sonic Delaware at their estimated fair value at the time of the transaction. For purposes of the acquisition, the fair value of the net assets of Sonic Delaware of $1,000 is ascribed to the 1,000,000 previously outstanding common shares of Sonic Delaware deemed to be issued in the acquisition.

    The combined issued and outstanding and additional paid-in-capital common stock of the continuing consolidated entity as of December 11, 1998 is computed as follows:

$
Existing share capital of Sonic B.C. as of December 11, 1998 prior to the acquisition	$1,737,148
Deemed value of the acquired common shares of Sonic Delaware	1,000
Private placement, net of share issue costs	910,533

Share capital of Sonic Delaware as of December 11, 1998	$2,648,681

    The number of outstanding shares of Sonic Delaware as of December 11, 1998 is computed as follows:

#
Deemed share capital of Sonic B.C. as of December 11, 1998 prior to the acquisition	11,089,368
Shares deemed issued on acquisition of Sonic Delaware	1,000,000
Shares issued in private placement	7,500,000

Shares of Sonic Delaware as of December 11, 1998	19,589,368

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

    The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, 568608 B.C. Ltd. (British Columbia, Canada), Sonic B.C. (British Columbia, Canada), 321373 B.C. Ltd. (British Columbia, Canada) and Sonic Integration Inc. (Washington State, USA). All significant intercompany accounts and transactions have been eliminated.

Use of estimates

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Financial instruments

    At December 31, 1999, the Corporation has the following financial instruments: cash and cash equivalents, accounts receivable, other receivables, investment tax credit receivable, accounts payable and accrued liabilities, and loans payable [1998—cash and cash equivalents, accounts receivables, other receivables, investment tax credit receivable, accounts payable and accrued liabilities and loans payable]. The carrying value of these financial instruments is considered to approximate fair value based on their short term nature.

Inventory

    Inventory is carried at the lower of cost, determined on an average basis, and market. Market is considered to be replacement cost for raw materials and net realizable value for work in progress and finished goods. The cost of work in progress and finished goods includes the cost of raw material, direct labor, and an appropriate allocation of related overhead.

Property and equipment

    Capital assets are stated at cost. Depreciation is computed on a declining balance basis over the estimated useful lives of the assets as follows:

Computer equipment	30%
Furniture and fixtures	20%
Production equipment	20%

Patents

    Legal costs incurred for the registration of patents have been capitalized. Patent costs are being amortized on a straight-line basis over their legal life of 10 years. Patent costs are written off if, based on estimated future cash flows, the cost is not expected to be recovered from future revenues.

Impairment of long-lived assets

    The Corporation records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Income taxes

    The Corporation accounts for income taxes using the liability method of tax allocation. Under this method, future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Advertising costs

    Advertising costs are expensed as incurred. The Corporation incurred advertising expenses of $16,940 in 1999 and $32,455 in 1998.

Foreign currency translation

    The functional currency of the Corporation and its subsidiaries is the Canadian dollar, while the reporting currency in the consolidated financial statements is the U.S. dollar. Asset and liability accounts are translated into United States dollars at the exchange rate in effect at the balance sheet date. Revenue and expense amounts are translated at the average exchange rate for the year. Gains or losses resulting from this process are recorded in stockholders' equity as an adjustment to other accumulated comprehensive (loss) income.

Revenue recognition

    Revenue from the sale of products is recognized at the time goods are shipped to customers. The products sold do not have a significant software component. Inventory shipped to customers which are subject to conditions are not recognized as revenue until the conditions are met.

Product warranties

    A liability for estimated warranty expense is established by a charge against cost of goods sold at the time products are sold. The subsequent costs incurred for warranty claims serve to reduce the product warranty liability. The actual warranty costs the Corporation will ultimately pay could differ materially from this estimate.

Investment tax credits

    Prior to the acquisition of Sonic B.C. by the Corporation on December 11, 1998, Sonic B.C. was a Canadian Controlled Private Corporation, as defined in the Income Tax Act (Canada), and accordingly was entitled to receive a cash refund on a portion of its investment tax credits earned on eligible expenditures. These refundable investment tax credits were recorded in the year the qualifying expenditure was made and applied to reduce the carrying costs of expenditures for capital assets and research and development. The investment tax credit balance relates to the pre-acquisition operations of Sonic B.C. As a result of the acquisition, Sonic B.C. now earns investment tax credits which are no longer refundable. The unrecognized investment tax credits are available in future years to reduce income taxes payable.

Research and development

    Research and development costs are expensed as incurred.

Stock-based compensation

    The Corporation accounts for stock-based compensation based on Accounting Principles Board Opinion No. 25 and related interpretations, whereby the intrinsic value of options granted is recorded at the measurement date. The Corporation has adopted the disclosure-only provision of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation for stock options granted to employees.

Net loss per common share

    The basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. The Corporation has not included potential common shares representing escrow shares and performance shares in the basic loss per share computation. Diluted loss per share is computed using the treasury stock method, giving effect to all dilutive potential common shares that were outstanding during the period except to the extent where antidilutive.

Comprehensive (loss) income

    Comprehensive income measures all changes in shareholders' equity excluding capital transactions. For the periods presented other accumulated comprehensive income comprises only foreign currency translation.

Recent pronouncement

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 will be effective for the Company's year end commencing January 1, 2001. The Company has not determined the impact, if any, of these pronouncements on its consolidated financial statements.

3.  BUSINESS ACQUISITION

    On July 3, 1998 the Corporation acquired 100% of the issued and outstanding share stock of 321373 B.C. Ltd. (formerly Tekedge Development Corp. ("Tekedge")) an inactive company with rights to certain patents and technology. The acquisition was accounted for by the purchase accounting method, in which the results of operations are included in the Corporation's accounts from the date of acquisition. Details of this acquisition are as follows:

	# of Shares	$
Purchase price		272,368

Consideration given:
Common shares issued July 3, 1998	400,000	272,368

    The purchase price has been allocated according to the estimated fair values of the assets and liabilities of Tekedge as follows:

$
Patents	344,749
Accounts payable	(12,538)
Loan payable	(59,843)

272,368

4.  INVENTORY

	1999	1998
	$	$
Raw materials	195,364	44,709
Finished goods	334,164	156,142

	529,528	200,851

5.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

	1999		1998
	Cost	Accumulated Depreciation	Cost	Accumulated Depreciation
	$	$	$	$
Computer equipment	52,165	28,931	49,508	19,866
Furniture and fixtures	10,869	5,388	24,990	7,815
Production equipment	30,108	9,159	11,671	1,156

	93,142	43,478	86,169	28,837

Net book value	49,664		57,332

6.  PATENTS

	1999		1998
	Cost	Accumulated Depreciation	Cost	Accumulated Depreciation
	$	$	$	$
Patents	570,280	76,873	526,389	26,309

Net book value	493,407		500,080

7.  RELATED PARTY TRANSACTIONS

    [a] Consulting fees of $nil [1998—$50,323 ($Cdn. 78,000)] were paid to a director of the Corporation during the year. This transaction is based in Canadian dollars.

    [b] Included in accounts receivable at December 31, 1999 is $nil [1998—$31,170 ($Cdn. 47,783)] due from a senior officer of the Corporation. This transaction is based in Canadian dollars.

    [c]  Advances of $10,024 ($Cdn. 14,468) are due from an employee & a previous employee who is now a distributor of the Corporation. Interest on these advances is at 6.5% per annum and is due in full before the year ended December 31, 2000. This transaction is based in Canadian dollars

8.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	1999	1998
	$	$
Trade accounts payable	349,179	169,977
Employee compensation payable	57,287	60,847
Accrued liabilities	24,961	31,827
Audit accrual	24,250	14,348

	455,677	276,999

9.  LOANS PAYABLE

	1999	1998
	$	$
British Columbia Advanced Systems Institute	77,115	64,361
Royal Bank of Canada	130,365	143,214
Government of Canada—Ministry of Western Economic Diversification	70,184	60,064

	277,664	267,639
Less: current portion	277,664	226,877

	—	40,762

    Canadian bank prime rate at December 31, 1999 was 6.5% [1998—6.75%].

Government of British Columbia

British Columbia Advanced Systems Institute ("ASI")

    The Corporation has agreed to perform certain specified research and development work and ASI has agreed to assist in the funding of this work up to $69,286 ($Cdn. 100,000). In addition, a lump sum payment of $24,250 (Cdn. $35,000) is payable on March 31, 2000.

    One month after completion of the work, the Corporation must commence making payments to ASI on a monthly basis for a period of up to 84 months, equal to the greater of:

  •
  $802 ($Cdn. 1,191); or

  •
  Royalty payments equal to 10% of gross revenues on all products incorporating the technology developed under this project.

    The Corporation has the option to make a lump-sum payment to discharge the obligation by making a minimum payment based upon a pre-determined formula. The maximum obligation under the formula is 2.5 times the amount advanced.

    The loan security is the product derived as a result of the research.

Royal Bank of Canada

    The Corporation has a $141,343 ($Cdn. 204,000) loan available with the Royal Bank of Canada with an effective interest rate of 10.16%. Scheduled principal repayment terms of $3,526 ($Cdn. 5,239) per month have been arranged over 5 years from the initial drawdown date of January 23, 1998.

    As collateral for the loan, a general security agreement representing a first charge on all of the Corporation's assets has been granted. There are also various covenants, financial reporting requirements, and conditions precedent associated with the above loan. As at December 31, 1999, the Corporation's subsidiary was not in compliance with the covenants relating to debt to tangible net worth ratio and current ratio [note 17[e]].

Government of Canada

Ministry of Western Economic Diversification

    The Corporation has entered into an unsecured loan agreement with the Federal Ministry of Western Economic Diversification, whereby the Ministry agreed to make financial contributions to assist in the development of certain research and development projects. Under the terms of the original agreement, the total loan was to be repaid in five equal semi-annual installments commencing October 30, 1993. If not repaid, each installment will incur interest compounded monthly at the Bank of Canada's prime rate plus 3%. As of December 31, 1999 the remaining balance to be repaid was $70,184 ($Cdn. 101,297) and accordingly has been classified as a current liability. Until the loan is fully repaid the Corporation has agreed to comply with certain contractual responsibilities, including the following:

  [a]
  to maintain adequate insurance coverage for the projects; and

  [b]
  to not issue dividends, repay shareholder advances or make significant changes in ownership or financing without the approval of the Ministry.

10.  RESEARCH AND DEVELOPMENT

	1999	1998
	$	$
Expenses	502,643	341,240
Less investment tax credit	—	(93,048)

Net expense	502,643	248,192

11.  SHARE STOCK

[a]  Stock dividend and stock issued to employees

    Concurrent with the acquisition of Sonic B.C., the Corporation issued one escrowed common share of Sonic Delaware to shareholders of Sonic B.C. for every four shares of common stock of Sonic B.C. In addition, certain employees of Sonic B.C. were awarded a total of 1,283,908 escrowed share of common stock of Sonic Delaware. The shares issued to employees have been recorded as compensation expense in 1998 of $137,400 based on the fair market value of the Corporation's shares at the date of award.

    These escrowed shares will be released from Escrow subject only to the following terms:

  [i]
  700,000 escrowed shares ("Indemnity Shares") are held in Escrow pursuant to the terms of the Escrow Agreement until the 11th day of June, 2000, at which time 420,000 Indemnity Shares may be released from the terms of this Escrow Agreement and thereafter an additional 70,000 Indemnity Shares may be released from the terms of this Escrow Agreement on and after each of the 11th day of September, 2000, December, 2000, March, 2001 and June, 2001;

  [ii]
  1,800,000 escrowed shares are held in escrow pursuant to the terms of the Escrow Agreement until December 11, 1999, at which time 720,000 escrowed shares were released from the terms of this Escrow Agreement and thereafter an additional 180,000 escrowed shares may be released from the terms of this Escrow Agreement on and after each of the 11th day of March, 2000, June, 2000, September, 2000, December, 2000, March, 2001 and June, 2001.

[b]  Performance shares

    In connection with the acquisition of Sonic B.C. [see note 1], the Corporation agreed to raise a minimum of $1,500,000 of gross proceeds pursuant to a private offering of up to 500,000 common shares of the Corporation. As collateral for performance of this obligation, 5,000,000 common shares were placed in escrow. If the above gross proceeds were not raised, a percentage of the performance shares equal to the percentage of the shortfall in gross proceeds were to be released and governed by a general escrow agreement.

    The 5,000,000 common shares placed in escrow were released during 1999 as the $1,500,000 gross proceeds were raised.

[c]  Shares issued for services

    In 1999, the Corporation issued 6,500 [1998—33,000] common shares for services rendered at $13,000 ($Cdn. 19,315) [1998—$23,013 ($Cdn. 33,000)]. These shares were issued at fair market value, determined by the closing trading price of the common stock on the date of issuance.

[d]  Loss per share

    The following table sets forth the computation of basic and diluted loss per share:

	1999	1998
	$	$
Numerator
Net loss for the year	(2,025,101)	(1,716,305)
Denominator
Weighted average number of common shares outstanding	19,795,202	7,960,520
Escrowed shares	2,458,575	136,986
Performance shares	2,937,893	273,973
Basic and diluted loss per common share	(0.14)	(0.23)

    For the year ended December 31, 1999 all of the Corporation's common shares issuable upon the exercise of stock options were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

[e]  Stock option plan

    During the year ended December 31, 1998 the Corporation established a stock option plan pursuant to which 3,000,000 common shares have been reserved for issuance. This plan has been replaced and on December 6, 1999, the Corporation adopted a new stock option plan pursuant to which 5,000,000 common shares have been reserved for issuance.

    Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

		Outstanding Options
	Shares Available Under Option	No. of Common Shares Issuable	Weighted Average Exercise Price
			$
Balance, December 31, 1997	3,000,000	—	—
Options granted	(2,612,000)	2,612,000	0.91
Options expired	—	(225,000)	(0.01)

Balance, December 31, 1998	388,000	2,387,000	1.00
Options granted	(150,000)	150,000	1.10
Options expired	152,500	(152,500)	(1.00)
Increase in reserved for issuance	2,000,000	—	—

Balance, December 31, 1999	2,390,500	2,384,500	1.01

    The following table summarizes information about stock options under the plan outstanding at December 31, 1999:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at December 31, 1999	Weighted-Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding at December 31, 1999	Weighted Average Exercise Price
$			$		$
1.00	2,374,500	4.51	1.00	1,702,556	1.00
2.53	10,000	4.33	2.53	2,500	2.53

    Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option. At December 31, 1999, 1,705,056 options were exercisable.

    Stock options have vesting periods ranging from five to ten years.

    Had compensation cost been determined based on the fair value at the grant dates for those options issued to employees and consultants, consistent with the method described in SFAS No. 123, the Corporation's loss and loss per common share would have been increased to the pro forma amounts indicated below:

		1999	1998
		$	$
Net loss	As reported	(2,025,101)	(1,716,305)
Less APB 25 expense		2,000	217,400
Add SFAS 123 expense		(66,589)	(192,000)

	Pro forma	(2,089,690)	(1,690,905)
Basic and diluted loss per common share	As reported	(0.14)	(0.23)
	Pro forma	(0.15)	(0.22)

    The fair value of each option granted in 1999 was estimated on the date of the grant using the Minimum Value option-pricing model with the following weighted-average assumptions: no dividend yield; volatility was based on weekly stock price; risk-free interest rate of 5% and an expected life of four and one-half years.

    The weighted-average fair value of options granted during 1999 and 1998 was as follows:

	1999	1998
	$	$
Exercise price:
Equal to fair market value	—	.20
Greater than fair market value	2.22	.49
Less than fair market value	.46	.02

	0.58	0.13

12.  COMMITMENTS AND CONTINGENCIES

    The Corporation has the following future minimum lease commitments for premises and equipment:

$
2000	19,328
2001	4,131
2002	1,549

25,008

    In 1999, rent expense was $58,136 [1998-$30,624].

Year 2000 Issue

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

13.  GOVERNMENT GRANT

    During the year ended December 31, 1997 the Corporation entered into a contribution agreement with the Federal Transportation Development Centre, whereby the Corporation is entitled to receive approximately $122,501 ($Cdn. 182,000) or 50% of eligible expenditures, as defined in the agreement. As at December 31, 1999, the Corporation had received $34,079 ($Cdn. 50,631) [1998-$43,742 ($Cdn. 64,874)].

14.  INCOME TAXES

    At December 31, 1999, the Corporation has U.S. tax net operating losses approximating $2,000,000, of which $1,100,000 will expire in 2018 and $900,000 will expire in 2019 if not utilized. The Corporation may have incurred "ownership changes" pursuant to applicable Regulations in effect under Section 382 Internal Revenue Code of 1986, as amended. Therefore, the Corporation's use of losses incurred through the date of these ownership changes may be limited during the carryforward period.

    The Corporation has Canadian tax net operating losses of approximately $3,975,000, which expire as follows:

$
2000	18,000
2001	109,000
2002	542,000
2003	661,000
2004	1,575,000
2005	1,070,000

    Future income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Corporation has recognized a valuation allowance equal to the future tax assets due to the uncertainty of realizing the benefits of the assets. Significant components of the Corporation's future tax assets and liabilities as of December 31 are as follows:

	1999	1998
	$	$
Future tax assets:
Net operating loss carry forwards	1,814,000	1,019,000
Depreciation/amortization	(1,000)	209,000
Other	387,000	333,000

Total future tax assets	2,200,000	1,561,000
Valuation allowance	(2,200,000)	(1,561,000)

Net future taxes	—	—

15.  SEGMENTED INFORMATION

    The Corporation's principal business activity is the engineering design, manufacturing, marketing and sale of sound spectrum and wireless technologies for the transportation market.

    Net sales to customers in the United States and Canada during the year ended December 31, 1999 were $122,539 and $78,778 respectively [1998-$235,248 and $72,520]. Predominantly all of the Corporation's capital assets are located in Canada for the periods presented.

16.  COMPARATIVE FIGURES

    Certain comparative figures have been restated to conform with the presentation adopted in the current year.

17.  SUBSEQUENT EVENTS

[a] Additional financing

    On March 24, 2000, the Corporation undertook an offering of 4,000,000 units each consisting of one share and one warrant exercisable at $3.25, for a unit price of $1.50 each. By March 24, 2000 the Corporation received subscriptions and cash advances of $5,137,500 for 3,425,000 units.

[b] Conversion of ASI loan

    On February 10, 2000 the Corporation received a final advance of $16,421 (Cdn. $23,700) from the British Columbia Advanced Systems Institute [see note 9], resulting in a total debt of $93,536

(Cdn. $135,000). At a Board of Directors meeting on February 22, 2000 the Corporation approved the conversion of the total ASI debt into common shares of the company at the fair market value of $2.06 per share.

[c] Shares to be issued

    At the Board of Directors meeting on February 22, 2000 the Corporation approved the conversion of services rendered into 20,000 common shares.

[d] Additional stock options awarded

    On February 22, 2000 the Corporation issued an additional 1,745,000 stock options at exercise prices of $2.06 (1,655,000 options) and $1.00 (90,000 options) under the 1999 Stock Option Plan. All new options expire five years from award. Also, 247,500 options had expired.

[e] Escrow shares released

    On March 11, 180,000 escrow shares were released according to the schedule [see note 11[a][ii]].

[f] Royal Bank credit facility

    On March 24, 2000, the Royal Bank Credit facility was amended to remove the covenants relating to debt to tangible net worth ratio and current ratio.

Interim Financial Statements

QUARTER ENDED SEPTEMBER 30, 2000

UNITY WIRELESS CORPORATION

CONSOLIDATED BALANCE SHEET
(expressed in U.S. dollars)

(Unaudited)

	September 30 2000	Dec. 31 1999
	(unaudited) $	(Note 1) $
ASSETS
Current
Cash and cash equivalents	3,629,479	32,970
Short term deposits	300,000	0
Accounts receivable	55,653	26,191
Other receivables	23,377	25,794
Investment tax credit receivable	0	123,245
Inventory (Note 3)	276,336	529,528
Prepaid expenses	77,967	11,003
Related party advances	10,004	10,024

Total current assets	4,372,816	758,755

Property and equipment (net of accumulated amortization of $52,461 (1999: $39,866))	184,315	49,664
Patents (net of accumulated amortization of $112,837 (1999: $16,027))	438,339	493,407

	4,995,470	1,301,826

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness	0	18,220
Accounts payable and accrued liabilities (Note 4)	261,388	455,677
Deferred revenue	301,080	0
Loans payable	165,715	277,664
Income taxes payable	17,729	0
Product warranty, current portion	100,352	69,286

Total current liabilities	846,264	820,847

Commitments and contingencies (Notes 1 and 9)
Stockholders' Equity
Common stock, $0.001 par value 100,000,000 authorized, 24,821,725 (1999: 20,588,725) issued and outstanding	24,822	20,589
Additional paid in capital	12,574,030	5,909,624
Accumulated deficit	(8,521,479)	(5,413,642)
Other accumulated comprehensive income (loss)	71,833	(35,592)

Total stockholders' equity	4,149,206	480,979

	4,995,470	1,301,826

See notes to consolidated financial statements

UNITY WIRELESS CORPORATION

CONSOLIDATED STATEMENTS OF LOSS
AND COMPREHENSIVE LOSS
(expressed in U.S. dollars)

(Unaudited)

	Three months ended Sept. 30		Nine months ended Sept. 30
	2000	1999	2000	1999
	$	$	$	$
Net sales (Note 7)	256,906	78,001	475,700	157,122
Cost of goods sold	(222,726)	(139,193)	(720,508)	(261,811)

	34,180	(61,192)	(244,808)	(104,689)

Expenses (Note 6)
Research and development	(153,286)	(128,222)	(556,243)	(380,873)
Government grant	0	9,069	0	26,477
Marketing	(104,828)	(119,087)	(484,441)	(363,713)
General and administrative	(1,116,370)	(179,415)	(1,777,673)	(752,973)
Exchange gain (loss)	(72,539)	6,451	(115,618)	26,765

	(1,447,023)	(411,204)	(2,933,975)	(1,444,317)

Operating loss for the period	(1,412,843)	(472,396)	(3,178,783)	(1,549,006)
Interest expense	(4,846)	(5,304)	(17,673)	(15,531)
Other income	49,152	153	106,468	7,087

Income before income taxes	(1,368,537)	(477,547)	(3,089,988)	(1,557,450)
Provision for income taxes	(11,832)	0	(17,849)	0

Net loss	(1,380,369)	(477,547)	(3,107,837)	(1,557,450)
Comprehensive loss:
Net loss for the period	(1,380,369)	(477,547)	(3,107,837)	(1,557,450)
Currency translation adjustment	57,610	19,092	107,425	18,698

Comprehensive loss for the period	(1,322,759)	(458,455)	(3,000,412)	(1,538,752)
Basic and diluted loss per common share	(0.06)	(0.03)	(0.14)	(0.12)
Weighted average no. shares outstanding	23,852,812	14,945,917	21,779,568	13,320,236

See notes to consolidated financial statements

UNITY WIRELESS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in U.S. dollars)

(Unaudited)

	Nine months ended Sept. 30
	2000	1999
	$	$
OPERATING ACTIVITIES
Loss for the period	(3,107,837)	(1,557,450)
Adjustments to reconcile loss to net cash used in operating activities
Amortization of patents	40,136	9,706
Depreciation of property and equipment	11,159	10,605
Writedown of inventory	282,416	0
Shares issued for service	49,390	13,000
Stock based compensation	726,242
Changes in non-cash working capital relating to operations
Accounts receivable and other receivable	(27,046)	137,296
Investment tax credit receivable	123,245	91,792
Inventory	(29,224)	(422,890)
Prepaid expenses	(66,964)	(5,579)
Accounts payable and accrued liabilities	(169,199)	368,727
Deferred revenue	301,080	0
Income taxes payable	17,729	0
Product warranty	31,066	1,953

Net cash used in operating activities	(1,817,807)	(1,352,840)

INVESTING ACTIVITIES
Short term deposits	(300,000)	0
Acquisition of property and equipment	(145,810)	(4,857)
(Increase) decrease in patents	14,932	(44,406)
Related party advances	0	(9,354)

Net cash (used in) provided by investing activities	(430,878)	(58,617)

FINANCING ACTIVITIES
Repayment of bank indebtedness	(18,220)	0
Repayment of loan payable	(515,533)	(928,533)
Proceeds from loan payable	496,463	1,183,064
Proceeds from issued and common shares	(5,775,000)	1,021,799
Share issue costs	0	(104,796)

Net cash provided by financing activities	5,737,710	1,171,534

Effect of foreign exchange rate changes on cash and cash equivalents	107,484	18,697

Net change in cash and cash equivalents during period	3,596,509	(221,226)
Cash and cash equivalents at beginning of period	32,970	256,524

Cash and cash equivalents at end of period	3,629,479	35,298

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(expressed in U.S. dollars)

(Unaudited)

1.  The accompanying interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month periods ending September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

    For further information, refer to the consolidated financial statements and footnotes thereto included in Unity Wireless Corporation's annual report on Form 10-KSB for the year ended December 31, 1999, the quarterly report on Form 10-QSB for the three months ended March 31, 2000, under Unity Wireless Corporation's former name, Sonic Systems Corporation, the quarterly report on Form 10-QSB for the three months ended June 30, 2000, and the registration statement filed on Form SB-2 on October 4, 2000.

    The Company changed its name to Unity Wireless Corporation effective July 20, 2000.

    These financial statements have been prepared on a going concern basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company sustained significant losses and negative cash flows from operations in recent years and as at September 30, 2000 has an accumulated deficit of $8,521,479.

    The Company's continuation as a going concern is uncertain and dependent upon achieving profitable operations and upon the ability of the Company to raise additional financing through the issuance of debt or equity. If such financing is not obtained, it may be necessary for the Company to curtail or suspend operations. The outcome of these matters cannot be predicted at this time. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

2.  Recent pronouncements

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements of all public registrants. The provisions of SAB 101 are effective for the Company's fourth quarter ending December 31, 2000. The Company has not determined the impact of SAB 101, if any, on the consolidated financial statements.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25. The Interpretation, which has been adopted prospectively as of July 1, 2000, concluded that APB 25 does not apply to independent contractors and consultants who do not qualify as common law employees. As such, the company is accounting for awards made after December 15, 1998 that remain unvested and for new awards made after July 1, 2000 to its contractors and consultants under the fair value method prescribed in FAS 123 as interpreted by EITF Issue 96-18. Prior to the adoption of the Interpretation, the Company accounted for awards to these individuals under the intrinsic method as prescribed in APB 25. The effect of adopting the Interpretation was to record additional compensation expense of approximately $12,000 relating to unvested awards made in the prior period. Additional expense of approximately $105,000 will be recognized over future periods.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which is required to be adopted in years beginning after June 15, 2000. At this time, the Company has not determined whether this pronouncement will have a material effect on the Company's earnings and financial position.

3.  Inventories

    The components of inventory consist of the following:

	September 30 2000	December 31 1999
	$	$
Raw materials	159,388	195,364
Finished goods	116,948	334,164

	276,336	529,528

    During the quarter ending September 30, 2000, the Company wrote down its inventories by $36,852 to account for obsolete demonstration units for its Sonem product. For the nine months ended September 30, 2000, the total writedown of inventory is $282,416.

4.  Accounts payable and accrued liabilities

	September 30 2000	December 31 1999
	$	$
Trade accounts payable	95,012	349,179
Employee compensation payable	114,060	57,287
Accrued liabilities	31,323	49,211
Government grant contingently repayable	20,993	0

	261,388	455,677

    The Company has been awarded a contribution toward export marketing expenses of up to $33,178 (Cdn $50,000) from the Government of Canada. $20,993 has been contributed to September 30, 2000. This contribution is repayable if the Company achieves incremental sales to the target market, at the rate of 4% of such incremental sales.

5.  Earnings Per Share Data

    The following table sets forth the computation of basic and diluted loss per share:

	Three months ended Sept. 30,
	2000	1999
Numerator
Net loss for the period ($)	(1,380,369)	(477,547)
Denominator
Weighted average number of common shares outstanding	24,801,182	19,736,303
Escrowed shares	(948,370)	(2,500,000)
Performance shares	0	(2,290,386)

	23,852,812	14,945,917
Basic and diluted loss per common share ($)	(0.06)	(0.03)

	Nine months ended Sept. 30,
	2000	1999
Numerator
Net loss for the period ($)	(3,107,837)	(1,557,450)
Denominator
Weighted average number of common shares outstanding	23,165,809	19,649,048
Escrowed shares	(1,386,241)	(2,500,000)
Performance shares	0	(3,828,812)

	21,779,568	13,320,236
Basic and diluted loss per common share ($)	(0.14)	(0.12)

    For the 3-month and 9-month periods ended September 30, 2000, all of the Company's common shares issuable upon the exercise of stock options were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

6.  Stock Option Plan and Warrants

    During the year ended December 31, 1998 the Company established a stock option plan pursuant to which 3,000,000 common shares were reserved for issuance. This plan was replaced on December 6, 1999 by a new stock option plan pursuant to which 5,000,000 common shares were reserved for issuance. On July 5, 2000 the shareholders approved a change in the maximum number of options issuable under this plan to 20% of the number of common shares outstanding including shares of common stock issuable under the plan. As of September 30, 2000 this maximum number was 6,205,431.

    Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

		Outstanding options
	Shares available under option	No. of common shares issuable	Weighted average exercise price
Balance, December 31, 1999	2,615,500	2,384,500	1.01
Options granted	(2,804,000)	2,804,000	2.07
Options expired	247,500	(247,500)	(1.00)
Change in number of authorized options	1,205,431

Balance, September 30, 2000	1,264,431	4,941,000	1.61

    During the three months ended September 30, 2000 the Company granted non-employees options and warrants to acquire 1,416,666 common shares. Compensation expense of $635,575 has been recorded as earned in the three months ended September 30, 2000. Additional compensation expense of $859,824 will be recorded over future periods.

7.  Segmented information

    Commencing April 1, 2000, the Company had revenue from more than one operating segment. The Company reports revenue and gross profit to its Chief Executive Officer for the following segments:

  1.
  Wireless products—comprising the UniLinx communication product and other radio frequency wireless products under development.
  2.
  Contract Services—comprising the agency marketing, systems integration, and contract services and support by Unity Wireless Integration Corporation.

  3.
  Acoustic Products—comprising the Sonem traffic signal priority system and research and development activities toward the Sonem or other acoustic products. The Company sold the Sonem business on October 6, 2000 (see Note 10a).
	Three months ended September 30, 2000
	Wireless Products	Contract Services	Acoustic Products	Other	Total
Revenue from external customers	$76,211	$157,829	$22,866	0	$256,906
Gross Profit/loss	(34,775)	93,117	(25,298)	1,136	34,180
Segment assets*	170,544	0	544,130	0	714,674

	Nine months ended September 30, 2000
	Wireless Products	Contract Services	Acoustic Products	Other	Total
Revenue from external customers	$103,590	$250,407	$122,203	$(500)	$475,700
Gross Profit/loss	(74,286)	142,091	(314,945)	2,332	(244,808)
Segment assets*	170,544	0	544,130	0	714,674

*
Segment assets include inventory and patents as at September 30, 2000.

8.  Changes in share capital

    During the nine months ended September 30, 2000, the Company issued 3,850,000 common shares in a private offering for a total consideration of $5,775,000. Each common share issued had an attached warrant which entitles the holder to acquire one common share for $3.25 each until October 17, 2001. The Company has the option to accelerate the warrant expiry date once the average bid-ask price or the closing market price of the Company's common stock is equal to or exceeds $5.00 per share for 10 consecutive days. At September 30, 2000, none of the warrants had been exercised. The Company issued 285,000 shares for payment of share issuance costs for $415,431. The Company also issued 33,000 shares for $49,390 in services rendered, and 65,000 shares for $117,968 in debt repayment.

    In April 2000, the Company granted share purchase warrants to a consultant to acquire 100,000 shares for $2.06 each until April 15, 2001. The warrants vest as to 25,000 on June 19, 2000 and the remaining amount vest in four equal amounts per quarter thereafter.

    The Company entered into a consulting agreement, expiring on July 1, 2002, and in consideration for services to be performed, granted the consultant share purchase warrants to acquire 500,000 common shares for $2.06 each. 250,000 of the warrants vest immediately and the balance vests quarterly in equal amounts over the term of the agreement. Once vested, the warrants are exercisable up to June 30, 2003, unless an earlier date is specified in the agreement.

9.  Commitments and contingencies

  a.
  Legal proceedings

    The Company is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an optionholder seeking a declaration that certain options to purchase shares in the common stock of the Company held by it have a term of unlimited duration.

    The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management, based on advice of counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Company. However, depending on the amount and timing of an unfavourable resolution of this contingency, it is possible that the Company's future results of operations or cash flows could be materially affected in a particular quarter.

  b.
  Lease commitments

    The Company has future minimum lease commitments relating to the lease for its new space at 7430 Fraser Park Drive, Burnaby, BC, Canada, approximately as follows:

$
2000 (4th quarter)	29,000
2001	114,000
2002	115,000
2003	118,000
2004	120,000
2005	80,000

576,000

10. Subsequent events

  a.
  Disposition of emergency traffic preemption business

    On October 6, 2000 the Company sold its emergency traffic preemption business. As consideration for the sale of the traffic preemption business, the Company received a 37% interest in the purchaser, Traffic Systems L.L.C., and is entitled to receive up to $2 million, subject to certain upwards adjustments, payable in quarterly installments, starting January 15, 2001, equal to 10% of the gross profits of Traffic Systems L.L.C. for the relevant quarter. If Traffic Systems L.L.C. becomes a publicly traded entity before or after payment of the $2 million (as adjusted), the Company will be entitled to a pre-initial public offering undiluted 25% interest in the public entity. As well, if Traffic Systems L.L.C. becomes a publicly traded entity before payment of the $2 million (as adjusted), then the balance owing will be converted into an initial public offering interest of Traffic Systems L.L.C. at a 20% discount to the pricing of the offering. The Company retained ownership of the intellectual property used in the traffic preemption business and has licensed it to Traffic Systems L.L.C. royalty-free for a term expiring on the earlier of October 5, 2020 and the date of the payment of the purchase price of $2 million, at which time the intellectual property will be transferred to Traffic Systems L.L.C. Please see the discussion on page 20 and Exhibit 10.3 of the Company's SB-2 registration statement filed on October 4, 2000, and the 8-K filed on October 23, 2000, which are incorporated by reference herein.

  b.
  Purchase of Ultratech Linear Solutions Inc.

    On November 17, 2000 the Company purchased the outstanding share capital of Ultratech Linear Solutions Inc. ("Ultratech"), a wireless technology designer, developer and marketer of radio frequency high power linear amplifiers, in exchange for 700,000 shares of common stock of the Company and cash consideration of $47,777 (Cdn $72,000). In anticipation of the transaction, the Company extended on October 3, 2000 a $663,570 (Cdn $1 million) credit facility to Ultratech. On the same date, $199,071 (Cdn $300,000) of the credit facility was advanced to Ultratech for working capital purposes. The Company obtained a General Security Agreement with a first charge on all of Ultratech's assets. For the period from its inception on April 22, 1999 to April 30, 2000, Ultratech reported revenues of approximately Cdn $3.4 million and net loss of approximately Cdn $330,000 in its unaudited financial statements. Please see the discussion beginning on page 19 and Exhibit 10.6 of the Company's SB-2 registration statement filed on October 4, 2000 which are incorporated by reference herein.

    On November 17, 2000 the Board of Directors of the Company appointed John Robertson, C.E.O. of Ultratech, to the position of C.E.O. of the Company. Concurrently, Mark Godsy resigned as C.E.O. of the Company to enable this change. Mr. Godsy continues as Chairman of the Board of Directors of the Company.

11. Comparative 1999 statements

    Certain of the December 31, 1999 figures have been reclassified to conform with the presentation adopted in the current year.

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's by-laws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by the Delaware Business Corporation Act ("DBCA"), against all expenses and liabilities reasonably incurred in connection with services for or on behalf of the Company. The by-laws also authorize the board of directors to indemnify any other person which the Company has the power to indemnify under the DBCA, including for indemnification greater or different from that provided in the by-laws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts (if any), payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee		$5,359.33
NASD filing fee		*
Printing and engraving expenses		*
Transfer Agent and registrar fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be provided by amendment

RECENT SALES OF UNREGISTERED SECURITIES

    On approximately December 4, 1998, the Company completed a private offering to accredited investors under Rule 504. The Company issued 7,500,000 common shares in consideration of gross proceeds of $975,000. No underwriting discounts were given or commissions paid.

    On December 11, 1998, in connection with the acquisition of UW Systems, the Company issued a total of 11,089,368 common shares to the shareholders of UW Systems, who were non-U.S. persons, residing outside of the U.S., or accredited investors. The acquisition transaction occurred outside of the U.S. The consideration received by the Company was all of the issued stock of UW Systems. No underwriting discounts were given or commissions paid.

    In the period July to October 1999, the Company completed an offering under Regulation S, as contemplated by the acquisition agreement with UW Systems. The sale was to a non-U.S. person, residing outside of the U.S., and took place outside of the U.S. The Company issued 500,000 shares in consideration of gross proceeds of $1,500,000. The Company paid $150,000 in commission.

    In November 1999, the Company completed a private offering under Regulation S to a non-U.S. person, residing outside of the U.S. The Company issued 350,000 common shares in consideration of gross proceeds of $175,000. No underwriting discounts were given or commissions paid.

    In December 1999, the Company completed a private offering under Regulation S to a non-U.S. person, residing outside of the U.S. The Company issued 142,857 common shares in consideration of gross proceeds of $100,000. No underwriting discounts were given or commissions paid.

    In April 2000 the Company completed an equity financing through a private offering under Regulation D and Regulation S of the Securities Act. The Company accepted subscriptions for 3,850,000 units resulting in gross proceeds of $5,775,000. Each unit consisted of one share of common stock and one non-transferable, callable warrant to purchase one share of common stock at an exercise price of $3.25. The warrant is exercisable for up to 18 months from closing, unless earlier called by the Company. The Company may call the warrants for exercise at any time after the average of the bid-ask prices or closing prices, as applicable, for the Company's common stock has equaled or exceeded $5.00 for at least ten days. If determined by the Board of Directors of the Company that it would be in the best interests of the shareholders of the Company, and if any underwriter or underwriters of the Company's securities determine, in their discretion, that it would be in the best interests of the Company, the Company has agreed it will use its reasonable efforts to cause the shares comprising the units to be included in a registration statement under the Securities Act, at such time as such registration is reasonably practicable for the Company to accomplish. The Company also agreed it will use its reasonable efforts to maintain the effectiveness of any such registration statement for at least one year after the Closing of this offering. This registration statement is being filed pursuant to that agreement. The Company issued 285,000 shares as commissions or fees to qualified persons.

    On August 15, 2000, the Company issued 15,000 shares of common stock to Doug Stewart in return for consulting services valued at approximately $22,500. The exemption from registration relied upon was Regulation S; the share recipient was a non-U.S. person, residing outside of the U.S., and the consulting services were performed outside the U.S.

    On August 15, 2000, the Company issued 18,000 shares of common stock to Hugh Notman in return for consulting services valued at approximately $26,900. The exemption from registration relied upon was Regulation S; the share recipient was a non-U.S. person, residing outside of the U.S., and the consulting services were performed outside the U.S.

    On November 16, 2000, the Company issued 700,000 shares of common stock in exchange for all the issued and outstanding securities of Ultratech Linear Solutions Inc. ("Ultratech"), as described in the Ultratech Share Purchase Agreement. Pursuant to the Ultratech Share Purchase Agreement, the Company purchased the business of Ultratech as as a going concern. The purchase price comprised $48,000 on account of shareholder loans and 700,000 shares of common stock of the Company. The Company had previously loaned Ultratech $200,000. The persons receiving shares of the Company in the transaction were as follows: John Roberston, Mirza Kassam, Chris Neumann, Robert Fetherstonhaugh and Stirling Mercantile Corporation. The exemption from registration relied upon was Regulation S; the share recipients were all non-U.S. persons, residing outside of the U.S.

    On December 4, 2000, the Company issued 25,000 shares of common stock to 3OE Enterprises Inc. ("3OE") in return for consulting services rendered by 3OE, as provided under the Consulting Agreement (the "Consulting Agreement") between the Company and 3OE dated August 1, 2000. The consulting services did not have an agreed value; the shares were to be issued to 3OE upon the achieving of an agreed milestone. The exemption from registration relied upon was Regulation S; the share recipient was a non-U.S. person, residing outside of the U.S., and the consulting services were performed outside the U.S.

    On December 15, 2000, the Company issued 171,428 shares of common stock to Mark Godsy in return for employment services rendered by Mr. Godsy as Chief Executive Officer and valued at $72,000. The exemption from registration relied upon was Regulation S; the share recipient was a non-U.S. person, residing outside of the U.S., and the services were performed outside the U.S.

    On December 15, 2000, the Company issued 25,000 shares of common stock to Jong Kil Kim in return for consulting services rendered by Mr. Kim and valued at $10,500. The exemption from registration relied upon was Regulation S; the share recipient was a non-U.S. person, residing outside of the U.S., and the services were performed outside the U.S.

 EXHIBITS

    The following exhibits pursuant to Rule 601 of Regulation SB are included herein or incorporated by reference.

3.1	Amended and Restated Certificate of Incorporation of Unity Wireless Corporation *
3.2	Amended and Restated Bylaws of Unity Wireless Corporation *
4.1	Form of warrant agreement re: private offering investors *
4.2	Consulting agreement among Mueller & Company, Inc., Ideas, Inc., Mark Mueller, Aaron Fertig and Unity Wireless Corporation dated January 1, 2001
4.3	Warrant from Unity Wireless Corporation to Crescent Communications Inc. dated June 26, 2000 *
10.1	Letter of Intent between Unity Wireless Systems Corporation and Traffic Safety Products, Inc. dated September 1, 2000 *
10.2	1999 Stock Option Plan (included in Form 10-SB as Exhibit 27 and incorporated by reference)
10.3	Recommended Stock Option Grant Policy for the Company
21.1	Subsidiaries of the Company
23.1	Consent of Ernst & Young *

*
included in Registration Statement No. 333-47328 filed with the SEC on October 4, 2000

UNDERTAKINGS

    The Company hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) or any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vancouver, Province of British Columbia, Canada, on February 16, 2001.

Registrant: UNITY WIRELESS CORPORATION
By:	/s/ ROLAND SARTORIUS Roland Sartorius, Secretary

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ MARK GODSY Mark Godsy, Director and Chairman of the Board	Date: February 16, 2001
/s/ JOHN ROBERTSON John Robertson, Director and Chief Executive Officer	Date: February 16, 2001
/s/ ROLAND SARTORIUS Roland Sartorius, Director, Secretary and Chief Financial Officer	Date: February 16, 2001
/s/ THOMAS DODD Thomas Dodd, Director and Senior Vice President	Date: February 16, 2001
/s/ KEN MADDISON Ken Maddison, Director	Date: February 16, 2001

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Table of Contents
SUMMARY INFORMATION
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
DESCRIPTION OF THE BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS
DESCRIPTION OF PROPERTY
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS at December 31 (expressed in U.S. dollars)
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS (expressed in U.S. dollars)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Sonic Systems Corporation NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 1999 and 1998
CONSOLIDATED BALANCE SHEET as of September 30, 2000
CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS For Three Months Ended September 30, 2000 and Nine Months Ended Sept. 30, 2000
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (expressed in U.S. dollars) (Unaudited)
PART II INDEMNIFICATION OF DIRECTORS AND OFFICERS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
RECENT SALES OF UNREGISTERED SECURITIES
EXHIBITS
UNDERTAKINGS
SIGNATURES